UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
OLAPLEX HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Olaplex Holdings, Inc. 432 Park Avenue South, Third Floor New York, NY 10016

April 22, 2024
Dear Stockholder:
We cordially invite you to attend our 2024 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 12, 2024, at 1:30 p.m. (Eastern Time), to be conducted exclusively via live webcast at www.virtualshareholdermeeting.com/OLPX2024.
The proxy statement accompanying this letter (the “Proxy Statement”) describes the business we will consider at the Annual Meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting online, we encourage you to consider the matters presented in the Proxy Statement and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.
We hope that you will be able to join us on June 12th.
Sincerely,
 /s/ Amanda Baldwin
Amanda Baldwin
Chief Executive Officer

Olaplex Holdings, Inc. 432 Park Avenue South, Third Floor New York, NY 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Olaplex Holdings, Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/OLPX2024 on Wednesday, June 12, 2024 at 1:30 p.m. (Eastern Time) for the following purposes as further described in the proxy statement accompanying this notice (the “Proxy Statement”):
•To elect the three Class III director nominees specifically named in the Proxy Statement, each to serve for a term of three years.
•To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers during the fiscal year ended December 31, 2023 ("fiscal year 2023").
•To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024.
•To approve an Amendment to our Restated Certificate of Incorporation to reflect Delaware law provisions allowing officer exculpation and to remove obsolete provisions.
•To consider any other business properly brought before the Annual Meeting and any continuation, adjournment or postponement thereof.
Stockholders of record at the close of business on April 17, 2024 are entitled to notice of, and entitled to vote at, the Annual Meeting and any continuation, adjournment or postponement thereof.
The Annual Meeting will be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/OLPX2024. To participate in the virtual meeting, you will need the control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 1:30 p.m. (Eastern Time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:15 p.m. (Eastern Time), and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
By Order of the Board of Directors,
/s/ John C. Duffy
John C. Duffy
General Counsel and Secretary
April 22, 2024

Compensation Discussion and Analysis	41
2023 and 2024 Leadership Transitions	41
Executive Summary	42
Compensation Practices	42
Executive Compensation Philosophy and Objectives	42
Overview of the Role of our Compensation Committee and its Independent Compensation Consultant	43
Peer Group and Market Analyses	44
Elements of our Executive Compensation	45
Other Compensation Policies	49
Risk Assessment	50
Tax and Accounting Considerations	50
Compensation Tables	50
Summary Compensation Table	50
Grants of Plan-Based Awards in Fiscal Year 2023	51
Outstanding Equity Awards at 2023 Fiscal Year-End	52
Option Exercises and Stock Vested Table for Fiscal Year 2023	53
Pension Benefits	53
Nonqualified Deferred Compensation	53
Potential Payments Upon Termination or Change of Control	53
Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control	55
Chief Executive Officer Pay Ratio	57
Pay Versus Performance	57
Analysis of the Information Presented in the Pay Versus Performance Table	60
AUDIT COMMITTEE MATTERS	62
Audit Committee Report	62
Audit and Other Fees	63
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	63
PROPOSAL 4 AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO REFLECT DELAWARE LAW PROVISIONS ALLOWING OFFICER EXCULPATION AND TO REMOVE OBSOLETE PROVISIONS	64
OTHER INFORMATION	65
Stockholder Proposals for the 2025 Annual Meeting	65
Annual Report on Form 10-K	65
Stockholder Account Maintenance	65
Householding of Proxy Materials	65
Information Deemed Not Filed	65
Other Matters	66
APPENDIX A DISCLOSURE REGARDING NON-GAAP FINANCIAL MEASURE	67
APPENDIX B CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF OLAPLEX HOLDINGS, INC.	68

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the anticipated chief financial officer transitions and the expected date and duration thereof. Each forward-looking statement is subject to risks and uncertainties that could cause actual events to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the possibility that the leadership transitions do not occur as anticipated for any reason, or on the expected timing, and the risks listed under the heading “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 29, 2024, and in the Company’s subsequent filings with the SEC. These forward-looking statements speak only as of the date of this Proxy Statement, and the Company undertakes no obligation to update these forward-looking statements.

OLAPLEX HOLDINGS, INC.
PROXY STATEMENT
2024 ANNUAL MEETING OF STOCKHOLDERS
June 12, 2024
1:30 p.m. (Eastern Time)
INTRODUCTION
This proxy statement (the “Proxy Statement”) provides information for stockholders of Olaplex Holdings, Inc. (“we,” “us,” “our,” “Olaplex” and the “Company”) as part of the solicitation of proxies by the Company and its Board of Directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), for use at the Company’s annual meeting of stockholders to be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/OLPX2024 on Wednesday, June 12, 2024 at 1:30 p.m. (Eastern Time), and at any continuation, adjournment or postponement thereof (the “Annual Meeting”).
At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:
1.To elect the three Class III director nominees specifically named in this Proxy Statement, each to serve for a term of three years (Proposal 1).
2.To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers during the fiscal year ended December 31, 2023 ("fiscal year 2023") (Proposal 2).
3.To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024 (Proposal 3).
4.To approve an Amendment to our Restated Certificate of Incorporation to reflect Delaware law provisions allowing officer exculpation and to remove obsolete provisions (Proposal 4).
5.To consider any other business properly brought before the Annual Meeting and any continuation, adjournment or postponement thereof.
On or about April 22, 2024, we will commence sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders entitled to vote at the Annual Meeting, which will contain instructions on how to access the proxy materials and our 2023 Annual Report on Form 10-K (the “2023 Annual Report”).
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON JUNE 12, 2024: THIS PROXY STATEMENT AND THE 2023 ANNUAL
REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Although we encourage you to read this Proxy Statement in its entirety, we include this Q&A section to provide some background information and answers to several questions you might have about the Annual Meeting.
Why are we providing these materials?
Our Board is providing these materials to you in connection with our Annual Meeting, which will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/OLPX2024 on June 12, 2024 at 1:30 p.m. (Eastern Time). Stockholders are invited to attend the Annual Meeting online and are requested to vote on the proposals described herein.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.
What proposals will be voted on at the Annual Meeting?
There are four proposals scheduled to be voted on at the Annual Meeting:
•the election of the three Class III director nominees specifically named in this Proxy Statement, each to serve for a term of three years;
•the approval, by a non-binding advisory vote, of the compensation of the Company's named executive officers during fiscal year 2023;
•the ratification of Deloitte as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024; and
•the approval of an Amendment to our Restated Certificate of Incorporation to reflect Delaware law provisions allowing officer exculpation and to remove obsolete provisions.
We will also consider any other business properly brought before the Annual Meeting and any continuation, adjournment or postponement thereof.
Who can attend the Annual Meeting?
You may attend the Annual Meeting online only if you are an Olaplex stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting.
To participate in the virtual meeting, you will need the control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 1:30 p.m. (Eastern Time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:15 p.m. (Eastern Time), and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/OLPX2024. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

What shares can I vote?
You may vote all shares of Common Stock that you owned as of the close of business on the record date, April 17, 2024. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank, or other nominee. The proxy card will indicate the number of shares that you are entitled to vote.
As of April 17, 2024, there were 661,356,056 shares of Common Stock outstanding, all of which are entitled to be voted at the Annual Meeting.
We will make available a list of stockholders of record as of the record date for inspection by stockholders for any purpose germane to the Annual Meeting during the ten days preceding the Annual Meeting. To access the stockholder list during this time, please send your request, and proof of ownership, to our corporate secretary via e-mail at proxy@olaplex.com.
What is the difference between being a stockholder of record and a beneficial owner of shares held in street name?
Many of our stockholders hold their shares through brokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner of shares held in street name.
Stockholder of record: If your shares are registered directly in your name with Olaplex’s transfer agent, Equiniti Trust Company, LLC ("EQ"), you are the stockholder of record with respect to those shares, and the proxy materials were sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.
Beneficial owner of shares held in street name: If your shares are held in a brokerage account or by a bank or other nominee, then you are the “beneficial owner of shares held in street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As a beneficial owner, you have the right to instruct the broker, bank or other nominee holding your shares how to vote your shares.
How do I vote?
There are four ways to vote:
•By attending the Annual Meeting Online. During the Annual Meeting, you may vote online by following the instructions at www.virtualshareholdermeeting.com/OLPX2024. Have your proxy card or voting instruction form available when you access the virtual meeting webpage.
•Online. You may vote by proxy by visiting www.proxyvote.com and entering the control number found on your proxy card. The availability of online voting may depend on the voting procedures of the broker, bank or other nominee that holds your shares.
•Phone. You may vote by proxy by calling the toll-free number found on your proxy card. The availability of phone voting may depend on the voting procedures of the broker, bank or other nominee that holds your shares.
•Mail. You may vote by proxy by filling out your proxy card and returning it in the envelope provided.
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. Even if you plan on attending the Annual Meeting online, we encourage you to vote your shares in advance to ensure that your vote will be represented at the Annual Meeting.

Can I change my vote or revoke my proxy?
You may revoke your proxy and change your vote at any time before the vote at the Annual Meeting by taking any of the following actions:
•By Attending the Annual Meeting Online. You may revoke your proxy and change your vote by attending the Annual Meeting online and voting electronically during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
•Online. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.
•Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.
•Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, in which case only your latest proxy card received prior to the Annual Meeting will be counted.
What happens if I do not instruct how my shares should be voted?
Stockholders of record. If you are a stockholder of record and you:
•indicate when voting online or by phone that you wish to vote as recommended by the Board; or
•sign and return a proxy card without giving specific instructions, then the persons named as proxy holders, Amanda Baldwin and John Duffy, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting and any continuation, adjournment or postponement thereof.
Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, then the broker, bank or other nominee that holds your shares may generally vote your shares in their discretion on “routine” matters, but cannot vote your shares on “non-routine” matters.
What are routine and non-routine matters?
Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the Securities and Exchange Commission (the "SEC"), we expect that the following proposal will be a routine matter:
•The ratification of the appointment of Deloitte as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024 (Proposal 3).
A broker, bank or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.
We expect the following proposals will be non-routine matters:
•Election of directors (Proposal 1);
•Non-binding advisory vote on the compensation of our named executive officers during fiscal year 2023 (Proposal 2); and
•Approval of an Amendment to our Restated Certificate of Incorporation to reflect Delaware law provisions allowing officer exculpation and to remove obsolete provisions (Proposal 4).

If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposal 1, Proposal 2 and Proposal 4.
What constitutes a quorum for the Annual Meeting?
The presence at the meeting, online or by proxy, of the holders of Common Stock representing a majority of the shares outstanding and entitled to vote for the election of directors is necessary to constitute a quorum for all purposes.
What vote is required to approve each proposal?
Proposal 1: Election of Directors. Directors are elected by a plurality of the votes cast. Therefore, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.
Proposal 2: Non-Binding Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the votes cast is required to approve, by a non-binding advisory vote, the compensation of the Company's named executive officers during fiscal year 2023. Abstentions will not count either “for” or “against” the non-binding vote and will have no effect on the outcome of Proposal 2.
Proposal 3: Ratification of Deloitte. The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024. Abstentions will not count either “for” or “against” the ratification and will have no effect on the outcome of Proposal 3.
Proposal 4: Approval of Amendment to our Restated Certificate of Incorporation. The affirmative vote of the holders of Common Stock representing a majority of the shares outstanding and entitled to vote for the election of directors at the Annual Meeting is required to approve the Amendment to our Restated Certificate of Incorporation. Abstentions will have the same effect as a vote "against" Proposal 4.
What effect will broker non-votes and abstentions have?
Broker non-votes and abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of Proposals 1, 2 or 3. Broker non-votes and abstentions will have the same effect as a vote "against" Proposal 4.
How are votes counted?
CT Hagberg & Associates, LLC has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our 2023 Annual Report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 22, 2024 to all stockholders entitled to vote at the Annual Meeting.
Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling and mailing this Proxy Statement, the proxy card and the 2023 Annual Report, along with the cost of posting the proxy materials on a website, will be paid by Olaplex. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.
Where can I find the voting results of the Annual Meeting?
We will announce the results reflected on the preliminary vote report at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Who should I call if I have any questions?
If you have any questions about the Annual Meeting, voting or your ownership of our Common Stock, please call us at (310) 691-0776 or send an email to proxy@olaplex.com.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of three directors with terms expiring in 2024 (Class III), four directors with terms expiring in 2025 (Class I) and four directors with terms expiring in 2026 (Class II). At each annual meeting of stockholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. For example, at our 2023 annual meeting of stockholders, Janet Gurwitch, Martha Morfitt, David Mussafer and Emily White were re-elected for three-year terms expiring at our 2026 annual meeting of stockholders.
Amanda Baldwin, Christine Dagousset and Tricia Glynn are the Class III directors whose terms expire at the Annual Meeting. Our Board has nominated, and stockholders are being asked to re-elect, each of Amanda Baldwin, Christine Dagousset and Tricia Glynn for three-year terms expiring at our 2027 annual meeting of stockholders. If elected, the nominees will each hold office until our 2027 annual meeting of stockholders and a successor is duly elected and qualified, or until her earlier death, resignation, or removal.
Each of the above nominees has indicated her willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve her term as a director.
All of our nominees have served previously on our Board, which has provided them with significant exposure to both our business and industry. We believe that all of our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.
The Board recommends a vote FOR the election of each of the director nominees.

BOARD OF DIRECTORS
The following table sets forth the name, age and class, as of April 22, 2024, of individuals who currently serve as directors on our Board.

Name	Age	Position	Class
John P. Bilbrey	67	Executive Chair of the Board	Class I
Deirdre Findlay	50	Director	Class I
Michael White	36	Director	Class I
Paula Zusi	63	Director	Class I
Janet Gurwitch	71	Director	Class II
Martha Morfitt	66	Director	Class II
David Mussafer	60	Director	Class II
Emily White	45	Director	Class II
Amanda Baldwin	45	Chief Executive Officer and Director	Class III
Christine Dagousset	59	Director	Class III
Tricia Glynn	43	Lead Director	Class III
Class III – Directors with Terms Expiring in 2024

Amanda Baldwin Age: 45 Chief Executive Officer and Director

Amanda Baldwin has served as a member of our Board and as our Chief Executive Officer since December 2023. Prior to joining Olaplex, Ms. Baldwin served as Chief Executive Officer and President of Supergoop LLC since August 2016. Prior to joining Supergoop!, she served as a Senior Vice President at L Catterton, a global consumer-focused investment fund, collaborating with management teams across the portfolio with a particular focus on the beauty sector. She previously led the omnichannel marketing strategy of Dior Beauty North America at LVMH Moët Hennessy Louis Vuitton and held several positions at Clinique, a part of The Estée Lauder Companies. Ms. Baldwin currently serves on the board of directors of Ibotta, Inc. and KIPP NYC. Ms. Baldwin earned an M.B.A. from the University of Pennsylvania Wharton School and an A.B. from Harvard University. We believe that Ms. Baldwin is qualified to serve on our Board because of her expertise in the beauty industry, including brand building, marketing and product development, and leadership experience.

CHRISTINE DAGOUSSET Age: 59 Director

Christine Dagousset has served as a member of our Board since August 2021. Prior to the Pre-IPO Reorganization (as defined herein under “Transactions with Related Persons – Tax Receivable Agreement”), Ms. Dagousset had been a member of the Board of Managers of Penelope Group GP, LLC (the “Board of Managers of Penelope Group GP”) – the former general partner of Penelope Group Holdings, L.P. (“Penelope Group Holdings”), a former indirect parent of Olaplex, Inc. – since May 2020. In January 2024, Ms. Dagousset founded CDreamConsulting, which provides consulting services to companies and investment firms. Previously, Ms. Dagousset served as the Global Open Innovation Officer at Chanel from April 2023 to December 2023, where she developed, strategically evaluated, tested and implemented long term business initiatives and built innovation capabilities for Chanel, including minority investments, to further develop next generation value drivers. Ms. Dagousset previously served as Chanel's Global Long Term Development Officer from 2018 to 2023 and as its Global President of Fragrances and Beauty from 2014 to 2018, leading the operations and strategic direction of this business and developing key business capabilities including marketing, retail, customer relationship management, digital, operations and research and development. Prior to that, she held other leadership roles at Chanel from 1998 to 2014, including General Manager Fragrances and Beauty USA from 2005 to 2014 and Senior Vice President Skincare from 1998 to 2005, after spending a decade at L’Oréal in product development and management roles, including leading Biotherm in Austria. Ms. Dagousset has served on the board of directors of Evolved by Nature, a sustainable biotechnology consumer products company, since 2023. She previously served on the board of directors of Capsum and Detox Market. Ms. Dagousset earned a Marketing Degree from Institut Supérieur de Gestion ISG. We believe Ms. Dagousset is qualified to serve on our Board as she is a results-oriented, strategic thinker with proven success in brand building, global management and product development at a global level. Ms. Dagousset’s extensive experience in the beauty industry consistently enables her to provide valuable and current insights to the Board.

TRICIA GLYNN Age: 43 Lead Director

Tricia Glynn has served as a member of our Board since August 2021. Prior to the Pre-IPO Reorganization, Ms. Glynn had been a member of the Board of Managers of Penelope Group GP since January 2020. Ms. Glynn has worked at Advent International, L.P. since 2016 where she currently serves as a managing partner, focusing on buyouts and growth equity investments in the retail, consumer and leisure sector. Advent International, L.P. is affiliated with the Advent Funds that acquired the Olaplex business in January 2020. Ms. Glynn previously served as a managing director at Advent from 2016 to 2022. Prior to Advent, Ms. Glynn spent 15 years investing across both Bain Capital Private Equity and the Private Equity Group of Goldman, Sachs & Co. She has closed transactions across the retail, healthcare, business services, real estate and media sectors, both domestically and internationally. Ms. Glynn's current directorships include First Watch Restaurant Group, Inc., Orveon, Inc. and Harvard Management Company. She previously served on the board of directors of SavageXFenty from 2021 to 2022 and lululemon athletica inc. from 2017 to 2021. Ms. Glynn earned a B.A. in Biochemical Sciences cum laude from Harvard College and an M.B.A., with high distinction, as a Baker Scholar from Harvard Business School. We believe Ms. Glynn is qualified to serve on our Board because her experience advising and investing in retail and consumer companies enables her to provide valuable and current insights to our Board.

Class I – Directors with Terms Expiring in 2025

John P. Bilbrey Age: 67 Executive Chair of the Board

John P. (JP) Bilbrey has served as a member of our Board since July 2023. He served as our interim Chief Executive Officer from October 2023 to December 2023. Mr. Bilbrey has also worked with Advent International, L.P. as an advisor since July 2023. Advent International, L.P. is affiliated with the Advent Funds that acquired the Olaplex business in January 2020. Previously, Mr. Bilbrey served as President and Chief Executive Officer of The Hershey Company from 2011 until his retirement in March 2017. He also served as Chairman of Hershey from 2015 until March 2017 and as Non-Executive Chairman from March 2017 to May 2018. Mr. Bilbrey joined the management team of Hershey as Senior Vice President, President Hershey International in 2003 and served as Senior Vice President, President Hershey North America from 2007 to 2010 and as Executive Vice President and Chief Operating Officer from 2010 to 2011. He previously spent 22 years at The Procter & Gamble Company. Mr. Bilbrey currently serves on the board of directors of Colgate-Palmolive Company, Elanco Animal Health Incorporated and Tapestry, Inc. and previously served on the board of directors of Campbell Soup Company from 2019 to 2023. He also serves on the Kansas State University Foundation Board of Directors. Mr. Bilbrey earned a B.S. in Psychology from Kansas State University. We believe Mr. Bilbrey is qualified to serve on our Board based on his experience as the chief executive officer of a large, publicly-traded company as well as his strong operational and financial background in consumer facing industries.

DEIRDRE FINDLAY Age: 50 Director

Deirdre Findlay has served as a member of our Board since August 2021. Prior to the Pre-IPO Reorganization, Ms. Findlay had been a member of the Board of Managers of Penelope Group GP since September 2020. Ms. Findlay has served as Global Chief Commercial Officer of Sonos, Inc. since November 2023. Previously, Ms. Findlay served as the Global Chief Marketing Officer of McAfee Corp. from January 2023 to October 2023, the Global Chief Marketing Officer and Head of Consumer Revenue at Condé Nast from 2020 to 2023 and the Global Chief Marketing Officer of Stitch Fix from 2018 to 2020. Prior to Stitch Fix, she served as Senior Director of Global Hardware Marketing with Google from 2013 to 2018, Senior Director of Consumer Marketing at eBay from 2011 to April 2013, and Senior Vice President of Digitas from 2000 to 2011. Ms. Findlay previously served on the board of directors of Sonos, Inc. from 2020 to 2023. Ms. Findlay holds a B.A. in Economics from Williams College and an M.B.A. from The Tuck School of Business at Dartmouth College. We believe Ms. Findlay is qualified to serve on our Board because of her extensive experience in digital marketing and her consumer insights leadership.

MICHAEL WHITE Age: 36 Director

Michael White has served as a member of our Board since August 2021. Prior to the Pre-IPO Reorganization, Mr. White had been a member of the Board of Managers of Penelope Group GP since January 2020. Mr. White is a principal at Advent International, L.P. and has focused on buyouts and growth equity investments in the retail, consumer and leisure sector since joining Advent in 2019. Advent International, L.P. is affiliated with the Advent Funds that acquired the Olaplex business in January 2020. Prior to Advent, Mr. White worked at TPG Capital from 2012 to 2018 and Bain & Company from 2009 to 2012. Mr. White is currently a director at Orveon, Inc. He previously served on the board of directors of First Watch Restaurant Group, Inc. from 2019 to 2023. Mr. White earned an H.B.A. with distinction and an Ivey Scholar designation from Ivey Business School at Western University and an M.B.A., with distinction, from Harvard Business School. We believe Mr. White is qualified to serve on our Board because of his experience advising and investing in retail and consumer companies.

PAULA ZUSI Age: 63 Director

Paula Zusi has served as a member of our Board since August 2021. Prior to the Pre-IPO Reorganization, Ms. Zusi had been a member of the Board of Managers of Penelope Group GP since July 2020. In 2015, Ms. Zusi founded Global Retail Advisors, LLC, which provides consulting on supply chain and operational capabilities to companies and investment firms, including Advent International, L.P. and some of its portfolio companies. Advent International, L.P. is affiliated with the Advent Funds that acquired the Olaplex business in January 2020. Ms. Zusi specializes in driving gross margin improvement, as well as building supply chain and operational capabilities for high growth companies. Previously, Ms. Zusi was the Executive Vice President and Chief Supply Chain Officer at Ann Inc., the parent company of the Ann Taylor and Loft brands, from 2008 to 2014. Prior to joining Ann Inc., Ms. Zusi was the Corporate Vice President at Liz Claiborne, Inc. from 1999 to 2008. Prior to joining Liz Claiborne, Inc., Ms. Zusi held leadership roles in various apparel and retail related companies. Ms. Zusi is currently a board member and former Chairman of the American Apparel and Footwear Association and serves on the Advisory Board of the University of Delaware College of Fashion and Apparel Studies. Ms. Zusi earned a B.S. in Fashion and Apparel Studies from the University of Delaware. We believe Ms. Zusi is qualified to serve on our Board because of her more than 30 years of experience in supply chain and operations.

Class II – Directors with Terms Expiring in 2026

JANET GURWITCH Age: 71 Director

Janet Gurwitch has served as a member of our Board since August 2021. Prior to the Pre-IPO Reorganization, Ms. Gurwitch had been a member of the Board of Managers of Penelope Group GP since May 2020. Ms. Gurwitch has worked with Advent International, L.P. since April 2020 as an advisor focusing on the beauty and wellness sector. Advent International, L.P. is affiliated with the Advent Funds that acquired the Olaplex business in January 2020. Prior to Advent, Ms. Gurwitch served as an advisor for Castanea Partners, a Boston-based private equity firm, from 2009 to 2019. In addition, Ms. Gurwitch founded Laura Mercier Cosmetics & Skincare in 1995, where she served as Chief Executive Officer from 1995 to 2008. Prior to founding Laura Mercier, Ms. Gurwitch served as the Executive Vice President of Neiman Marcus from 1992 to 1995. Ms. Gurwitch currently serves on the board of directors of the Houston Astros baseball team. She formerly served on the board of directors of Drybar from 2012 to 2022, Tatcha from 2017 to 2019, and First Aid Beauty from 2015 to 2018. Ms. Gurwitch earned a B.A. in Retail from the University of Alabama. We believe Ms. Gurwitch is qualified to serve on our Board because of her expertise in the beauty industry and her experience founding, advising and investing in beauty and retail companies.

MARTHA MORFITT Age: 66 Director

Martha (Marti) Morfitt has served as a member of our Board since August 2021. Prior to the Pre-IPO Reorganization, Ms. Morfitt had been a member of the Board of Managers of Penelope Group GP since April 2021. Ms. Morfitt is a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, where she has served since 2008. Additionally, Ms. Morfitt served as the Chief Executive Officer of Airborne, Inc. from 2009 to 2012. Ms. Morfitt also held various positions at CNS, Inc., including President and Chief Executive Officer from 2001 to 2007 and Chief Operating Officer from 1998 to 2001. Prior to that, Ms. Morfitt worked for The Pillsbury Company in a succession of marketing and leadership roles beginning in 1982. Ms. Morfitt currently serves on the board of directors of Graco Inc. and as the chair of the board of directors of lululemon athletica inc. She previously served on the board of directors of Mercer International, Inc. from 2017 to 2020. She earned her H.B.A. in Marketing & Strategy from the Richard Ivey School of Business at the University of Western Ontario and an M.B.A. from the Schulich School of Business at York University. We believe Ms. Morfitt is qualified to serve on our Board because of her exceptional knowledge of business and strategy and her vast management experience.

DAVID MUSSAFER Age: 60 Director

David Mussafer has served as a member of our Board since August 2021. Prior to the Pre-IPO Reorganization, Mr. Mussafer had been a member of the Board of Managers of Penelope Group GP since January 2020. Mr. Mussafer is Chairman and Managing Partner of Advent International, L.P., which he joined in 1990. Advent International, L.P. is affiliated with the Advent Funds that acquired the Olaplex business in January 2020. Prior to Advent, Mr. Mussafer worked at Chemical Bank from 1985 to 1988. Mr. Mussafer has led or co-led more than 30 buyout investments at Advent across a range of industries. Mr. Mussafer serves on the board of directors of lululemon athletica inc. He previously served on the board of directors of First Watch Restaurant Group, Inc. from 2019 to 2021. Mr. Mussafer holds a B.S.M., cum laude, from Tulane University and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe Mr. Mussafer is qualified to serve on our Board because his extensive experience enables him to provide valuable insights regarding board processes and operations as well as the relationship between our Board and stockholders.

EMILY WHITE Age: 45 Director

Emily White has served as a member of our Board since August 2021. Prior to the Pre-IPO Reorganization, Ms. White had been a member of the Board of Managers of Penelope Group GP since January 2020. She has served as President of Anthos Capital, a Los Angeles-based investment firm, since 2018. She spent the last two decades helping build and operate some of technology’s most notable companies including Google, Facebook, Instagram and Snapchat. Ms. White served as Snapchat’s Chief Operating Officer from 2014 to 2015. Prior to joining Snapchat, Ms. White held several leadership roles at Facebook Inc. from 2010 to 2013, including Director of Local Business Operations, Director of Mobile Business Operations and Head of Business Operations at Instagram. From 2001 to 2010, Ms. White worked at Google, where she ran North American Online Sales and Operations, Asia Pacific & Latin America business and the Emerging Business channel. Ms. White's current directorships include lululemon athletica inc., Gretel Labs, Inc. and Guayakí Yerba Mate, S.P.C. Ms. White previously served on the board of directors of Northern Star Investment Corp. IV from 2021 to 2023, Graco Inc. from 2018 to 2022, and Zayo Group Holdings, Inc. from 2017 to 2020. She has also served on the boards of the National Center for Women in I.T., a non-profit coalition working to increase the participation of girls and women in computing and technology, and X-Prize, a non-profit focused on creating breakthroughs that pull the future forward. She received a B.A. in Art History from Vanderbilt University. We believe Ms. White is qualified to serve on our Board because of her extensive experience with social networking and technology companies, her understanding of the demographics in which our principal customers reside and the diversity in background and experience she provides to our Board.

Director Skills Matrix
Our directors have a diverse set of skills that we believe are necessary to create an effective board. Set forth below are qualifications and experiences that we consider important to oversee the management of our business.

Name	Retail Industry	Service on Other Public Company Boards	International Markets	Strategy	Marketing / Brand Development	Senior Leadership	Finance / Accounting
Amanda Baldwin	X		X	X	X	X	X
John P. Bilbrey	X	X	X	X	X	X	X
Christine Dagousset	X		X	X	X	X	X
Deirdre Findlay	X	X	X		X	X
Tricia Glynn	X	X	X	X		X	X
Janet Gurwitch	X		X	X	X	X	X
Martha Morfitt	X	X	X	X	X	X	X
David Mussafer	X	X	X	X		X	X
Emily White	X	X	X	X	X	X	X
Michael White	X	X	X	X		X	X
Paula Zusi	X		X	X		X	X

NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation earned by our non-employee directors during fiscal year 2023. Ms. Baldwin and JuE Wong, who ceased to serve as the Company’s President and Chief Executive Officer and as a director of the Company on October 12, 2023, did not receive any compensation for their respective service as a director during fiscal year 2023. The compensation Mses. Baldwin and Wong received in respect of their employment is included in the section entitled “Executive Compensation — Compensation Tables — Summary Compensation Table” and described in greater detail under “Executive Compensation — Compensation Tables — Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control — Agreements with our Named Executive Officers." Mr. Bilbrey, who served as the Company’s interim Chief Executive Officer from October 12, 2023 to December 11, 2023, received compensation for his services on our Board, including his services as the Executive Chair of our Board, under the terms of a letter agreement entered into between him and the Company on July 10, 2023. Mr. Bilbrey’s compensation under this letter agreement is set forth below in the section entitled “Executive Compensation — Compensation Tables — Summary Compensation Table,” and described in greater detail under “Executive Compensation — Compensation Tables — Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control — Agreements with our Named Executive Officers” and is in lieu of any compensation that he would otherwise have been eligible to receive under our non-employee director compensation policy described below.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Total ($)
	(1)	(2)
Christine Dagousset	136,157	150,000	286,157
Deirdre Findlay	115,000	150,000	265,000
Tricia Glynn	150,000	150,000	300,000
Janet Gurwitch	120,798	150,000	270,798
Martha Morfitt	130,000	150,000	280,000
David Mussafer	110,000	150,000	260,000
Emily White	110,000	150,000	260,000
Michael White	100,000	150,000	250,000
Paula Zusi	115,000	150,000	265,000
(1)     Amounts shown in this column reflect cash retainers earned by our directors in fiscal year 2023 at a rate of $100,000 per year, plus applicable amounts for each additional chair, lead director or committee membership position as described further below. Amount shown for Ms. Dagousset reflects pro-rated fees for her service in fiscal year 2023 as Board Chair and as a member of the Compensation Committee until July 10, 2023, and for her service as a member of the Nominating and Corporate Governance Committee beginning on July 10, 2023. Amount shown for Ms. Gurwitch reflects pro-rated fees for her service in fiscal year 2023 as a member of the Nominating and Corporate Governance Committee until August 2, 2023.
(2)     Amounts shown in this column reflect the aggregate grant date fair value of restricted stock units in Olaplex Holdings, Inc. granted in fiscal year 2023, computed in accordance with the Accounting Standards Codification of the Financial Standards Board (“FASB ASC”), Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate this amount are disclosed in Note 11 to the Company's consolidated financial statements for the year ended December 31, 2023, filed with our Annual Report on Form 10-K for fiscal year 2023.
As of December 31, 2023, the non-employee members of our Board, other than Mr. Bilbrey, held the number of restricted stock units in Olaplex Holdings, Inc. shown in the table below. These restricted stock units are eligible to vest in full on August 9, 2024, subject to the director’s continued service through such date.

Name	Restricted stock units (#)
Christine Dagousset	53,571
Deirdre Findlay	53,571
Tricia Glynn	53,571
Janet Gurwitch	53,571
Martha Morfitt	53,571
David Mussafer	53,571
Emily White	53,571
Michael White	53,571
Paula Zusi	53,571
As of December 31, 2023, the non-employee members of our Board held the number of options to purchase shares of Common Stock of Olaplex Holdings, Inc. set forth in the table below. These options are eligible to vest as set forth in the table, subject to the director’s continued service through the applicable vesting date. Each director’s options vest in full upon a change of control, subject to the director’s continued service through the change of control.

Name	Stock options (#)	Vesting schedule
Christine Dagousset	506,250
•342,270 options were vested as of December 31, 2023.
•115,830 options are eligible to vest in two equal installments on each of May 1, 2024 and May 1, 2025.
•48,150 options are eligible to vest on October 4, 2024.

Deirdre Findlay	506,250
•342,270 options were vested as of December 31, 2023.
•115,830 options are eligible to vest in two equal installments on each of September 28, 2024 and September 28, 2025.
•48,150 options are eligible to vest on October 4, 2024.

Janet Gurwitch	1,350,000
•912,958 options were vested as of December 31, 2023.
•308,340 options are eligible to vest in two equal installments on each of May 1, 2024 and May 1, 2025.
•128,702 options are eligible to vest on October 4, 2024.

Martha Morfitt	376,110
•154,215 options were vested as of December 31, 2023.
•173,745 options are eligible to vest in three equal installments on each of April 20, 2024, April 20, 2025, and April 20, 2026.
•48,150 options are eligible to vest on October 4, 2024.

Paula Zusi	506,250
•342,270 options were vested as of December 31, 2023.
•115,830 options are eligible to vest in two equal installments on each of July 21, 2024 and July 21, 2025.
•48,150 options are eligible to vest on October 4, 2024.

Our Compensation Committee is responsible for reviewing, assessing and making recommendations to our Board regarding the compensation and benefits of our non-employee directors.
Under our non-employee director compensation policy, adopted in connection with our initial public offering ("IPO") in consultation with the Compensation Committee’s independent compensation consultant—the Human Capital Solutions practice of Aon Consulting, Inc. (“Aon”)—each non-employee director receives an annual cash retainer for service on our Board and an additional annual cash retainer for service on any committee of our Board or for serving as the chair of our Board or any of its committees, in each case, pro-rated for partial years of service, as follows:
•each non-employee director receives an annual cash retainer of $100,000 ($150,000 for the chair of our Board and $120,000 for the lead director);
•each non-employee director who is a member of the Audit Committee receives an additional annual cash retainer of $15,000 ($30,000 for the Audit Committee chair);
•each non-employee director who is a member of the Compensation Committee receives an additional annual cash retainer of $10,000 ($20,000 for the Compensation Committee chair); and

•each non-employee director who is a member of the Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000 ($15,000 for the Nominating and Corporate Governance Committee Chair).
On the date of the first Board meeting following each annual meeting of our stockholders, each non-employee director is granted an award of restricted stock units of Olaplex Holdings, Inc. with an aggregate value of approximately $150,000 (or $250,000 in the case of the chair of our Board). Each annual award will vest on the first anniversary of the date of grant, subject to the non-employee director’s continued service as a director through such date.
All cash retainers are paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director.
Each non-employee director is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our Board and any committee on which he or she serves.
As noted above, Mr. Bilbrey did not receive any compensation under our non-employee director compensation policy in fiscal year 2023.

CORPORATE GOVERNANCE
Board Meetings and Executive Sessions
Our Board held five meetings during fiscal year 2023. In fiscal year 2023, no member of our Board attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which she/he was a director) and (ii) the total number of meetings held by all committees of our Board on which she/he served (held during the period that such director served). While the Company does not have a policy regarding directors’ attendance at the annual meeting of stockholders, directors are encouraged to attend. 80% of the directors then serving attended the 2023 annual meeting of stockholders.
Periodically throughout the year, the non-employee directors meet in executive session without members of management present. These meetings allow such directors to discuss issues of importance to the Company, including the business and affairs of the Company and matters concerning management, without any member of management present.
Controlled Company Status
We are a “controlled company” within the meaning of the corporate governance standards of the Nasdaq Stock Market LLC (the "Nasdaq Rules"). Under the Nasdaq Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or other company is a “controlled company” and may elect, and we have elected, not to comply with certain corporate governance standards, including the requirements that (1) a majority of our Board consist of independent directors, (2) our Board have a compensation committee that consists entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) our director nominations be made, or recommended to our full Board, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. In the event that we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq Global Select Market, we will be required to comply with these provisions within the applicable transition periods.
Board Independence
Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required by and determined in accordance with the Nasdaq Rules and applicable laws. Under our Corporate Governance Guidelines, an “independent” director is a director who meets the qualification requirements for being an independent director under applicable laws and the Nasdaq Rules, including the requirement that the Board must have affirmatively determined that the director does not have a relationship with the Company that would impair his or her independence. To guide its determination as to whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated may impair his or her independence, the Board, or designated committee of the Board, may from time to time adopt categorical standards of independence.
Since we are a “controlled company" under the Nasdaq Rules, the Board is not required to consist of a majority of independent directors and the Compensation Committee and the Nominating and Corporate Governance Committee are not required to consist entirely of independent directors. The Board has determined to rely on exemptions permitted for controlled companies under the Nasdaq Rules.
Committees and Committee Composition
During fiscal year 2023, the Board had three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members of each committee are appointed by the Board and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. In reliance on exemptions permitted for a “controlled company” within the meaning of the Nasdaq Rules, our Compensation Committee and Nominating and Corporate Governance Committee are not composed entirely of independent directors as defined under the Nasdaq Rules. The controlled company exemptions do not modify the independence requirements for the Audit Committee, and we comply with the audit committee requirements of the Sarbanes-Oxley Act of 2002, as amended, and the Nasdaq Rules. The table below provides information about the membership of these committees during fiscal year 2023:

Name	Audit	Compensation	Nominating and Corporate Governance
Amanda Baldwin
John P. Bilbrey (1)		X
Christine Dagousset (2)			X
Deirdre Findlay			C
Tricia Glynn (3)		C	X
Janet Gurwitch (4)	X
Martha Morfitt	C
David Mussafer		X
Emily White			X
Michael White (5)
Paula Zusi	X
Number of meetings during fiscal year 2023	5	7	4
C    Committee Chairperson
(1)Mr. Bilbrey was appointed to the Board and as a member of the Compensation Committee effective July 10, 2023.
(2)Ms. Dagousset served as a member of the Compensation Committee until July 10, 2023. She was appointed as a member of the Nominating and Corporate Governance Committee effective July 10, 2023.
(3)Ms. Glynn served as a member of the Nominating and Corporate Governance Committee throughout fiscal year 2023, and until January 15, 2024.
(4)Ms. Gurwitch served as a member of the Nominating and Corporate Governance Committee until August 2, 2023.
(5)Mr. White was appointed as a member of the Nominating and Corporate Governance Committee effective January 15, 2024.
Audit Committee — The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company's financial statements. The Audit Committee reports to the Board and is responsible for the following:
•assisting the Board in its oversight and, as applicable, approval of (i) the integrity of the consolidated financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function, (iv) the Company’s internal control over financial reporting, (v) the Company’s compliance with legal and regulatory requirements, (vi) related party transactions, and (vii) the Company’s policies, procedures and practices with respect to risk management and mitigation, including the Company’s risks related to information security, cyber security, and data privacy and protection;
•determining whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve audit, audit-related, tax and other services, if any, to be provided by the independent auditors; and
•preparing the audit committee report that the SEC rules require be included in the Company’s annual proxy statement.
The Audit Committee consists of Janet Gurwitch, Martha Morfitt and Paula Zusi, with Martha Morfitt serving as the chairperson of the Audit Committee. Our Board has determined that each of Janet Gurwitch, Martha Morfitt and Paula Zusi meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Rules. Our Board has determined that Martha Morfitt has financial sophistication as contemplated under the Nasdaq Rules and is an “audit committee financial expert” within the meaning of the applicable rules of the SEC. Our Board has adopted a written charter under which the Audit Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Rules, is available on our Investor Relations website at https://ir.olaplex.com/ under “Governance.”
The Audit Committee has established an Information Security Subcommittee and has delegated oversight of the Company's risks related to information security, cybersecurity, and data privacy and protection to the Information Security Subcommittee. The Information Security Subcommittee consists of Martha Morfitt and Paula Zusi. The Information Security Subcommittee met twice in fiscal year 2023 and reports to the Audit Committee.
Compensation Committee — The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to (i) oversight of the compensation and benefits of the Company’s officers, employees and directors, (ii) assessing the adequacy of the Company’s compensation principles and philosophy and (iii) oversight of the Company’s compensation, benefit and equity-based plans. The Compensation Committee consists of John P. Bilbrey, Tricia Glynn and David Mussafer, with Tricia Glynn serving as the chairperson of the Compensation Committee. Our Board has adopted a written charter under which the Compensation Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Rules, is available on our Investor Relations website at https://ir.olaplex.com/ under “Governance."
Nominating and Corporate Governance Committee — The purpose of the Nominating and Corporate Governance Committee is to (i) identify individuals qualified to become members of the Board, (ii) recommend to the Board director nominees for the next annual meeting of stockholders, (iii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, (iv) oversee policies and practices with respect to corporate social responsibility, environmental sustainability and climate-related matters applicable to the Company and (v) oversee the evaluation of the Board and its committees. The Nominating and Corporate Governance Committee consists of Christine Dagousset, Deirdre Findlay, Emily White and Michael White, with Deirdre Findlay serving as the chairperson of the Nominating and Corporate Governance Committee. Our Board has adopted a written charter under which the Nominating and Corporate Governance Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Rules, is available on our Investor Relations website at https://ir.olaplex.com/ under “Governance."
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.
Our Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Olaplex. The Board has oversight responsibility for the systems established to report, monitor and mitigate the most significant risks applicable to Olaplex. The Board believes that evaluating the executive team’s management of the various risks confronting Olaplex is one of its most important areas of oversight. In accordance with this responsibility, the Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews key objectives and strategic business plans, oversees the Company’s risk management and mitigation activities, and oversees and monitors the administration of the policies and procedures to safeguard the integrity of the Company’s business operations and financial reporting and to promote compliance with applicable laws and regulations. The Audit Committee is responsible for assisting the Board in its oversight of the Company's policies, procedures and practices with respect to risk management and mitigation, including the Company's financial risks and risks related to information security, cybersecurity, and data privacy and protection. The Audit Committee has delegated oversight of risks related to information security, cybersecurity, and data privacy and protection to its Information Security Subcommittee, which met twice in fiscal year 2023 with the Company's Senior Vice President, Information Technology and other members of the Company's IT department to discuss the Company's cybersecurity profile and related risks, as well as to discuss updates on relevant developments in the cybersecurity threat environment. The Information Security

Subcommittee reports to the Audit Committee following each subcommittee meeting. In addition, the Audit Committee oversees financial and accounting matters, including financial reporting, disclosure, internal controls over financial reporting, ethics and compliance programs, and legal and regulatory compliance. The Compensation Committee oversees and assesses the adequacy of, and any risk inherent in, the Company’s compensation policies and practices and benefits, as well as reviews and administers compensation programs, plans and arrangements.
Commitment to Social and Environmental Consciousness
We believe our responsibility extends beyond our products that contribute to healthier hair. We continue to evaluate the impact we have on our environment and communities in an effort to further integrate sustainability and social impact into our strategy and business operations. In 2023 we completed our initial double materiality assessment of various Environmental, Social and Governance factors relevant to the Company. This assessment, which incorporates feedback from several of our stakeholder groups, will be used by us to develop our multi-year Environmental, Social and Governance strategy.
•Environmental Sustainability. Our cruelty-free, non-toxic formulas are free of Parabens, Sodium Lauryl Sulfate “SLS”, Sodium Lauryl Ether Sulfate “SLES”, Phthalates and Phosphates. From our early days we have also limited the use of secondary packaging for our products. We estimate that between 2015 to 2023 we avoided the use of approximately 8.5 million pounds of paper packaging, which we estimate prevented approximately 68 million pounds of greenhouse gas from being emitted into the environment, conserved approximately 111 million gallons of water and saved approximately 85,000 trees from deforestation. We have also partnered with a leading sustainability rating provider to assess the sustainability practices of our third party manufacturing and logistics partners.
•Charitable donations. In March 2022, we introduced the Shopping Gives program to our website. Shopping Gives is a charitable initiative whereby we donate $1 for every order that a retail or professional customer places, at no additional cost to the customer. Customers can choose from a list of causes to benefit from their purchase.
•Supporting Small Businesses. We are invested in the success of our professional hairstylist community as their businesses grow alongside ours. We are especially focused on providing support to the small business community and minority professional hairstylists. Currently, the majority of our salon community is made up of small businesses and a meaningful percentage of our professional hairstylists identify as racial or ethnic minorities.
Diversity, Equity and Inclusion
We believe it is important that our employees reflect the diversity of our professional hairstylist and consumer communities, and our focus on diversity, equity and inclusion remains a key differentiator in both our consumer strategy and internal culture. Our current Olaplex employees include former professional hairstylists whose unique perspectives and insights have helped us better understand our diverse consumer base and what matters to them. As a result of our efforts, we have created a diverse workplace environment where 78% of our employees identify as female and 39% identify as non-white as of December 31, 2023. Additionally, eight of the eleven members of our Board identify as female. We know through experience that different ideas, perspectives and backgrounds create a stronger and more creative work environment that can deliver better results.
In 2021 we established DEI Champions within the Company who reinforce our collective commitment to foster a diverse, equitable and inclusive culture. Their roles are to identify opportunities to further engage our teammates through training and education, encouraging candid conversations and leading by example. The team is led by a diverse group of six individual volunteers across different departments and tenures.

Diversity and Board Expertise
We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek to have a Board that embodies a combination of skills, judgment and professional experience necessary to oversee our business. The Board considers the qualifications of directors and director candidates individually and in the broader context of its overall diversity and composition and the Company's current and future needs.

Board Diversity Matrix (as of April 22, 2024)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	8	3	-	-
Part II: Demographic Background
African American or Black	1	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	7	3	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Demographic Background Undisclosed	-
Board and Committee Annual Performance Reviews
Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. In addition, the written charters of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee provide that each such committee shall evaluate its performance as well as its role and responsibilities at least annually. The Nominating and Corporate Governance Committee recommends to the Board processes for such annual evaluations, oversees the processes for such annual evaluations, and annually reports to the Board the results of such evaluations.
Director Nominations
Criteria for and Process of Identifying and Evaluating Candidates for Consideration as a Director Nominee
Under its charter, our Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of stockholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of stockholders, as needed. The Nominating and Corporate Governance Committee may receive recommendations for director candidates from a number of sources, including Board members, our Chief Executive Officer and other relevant stakeholders, and may also, in its discretion, retain a third-party search firm to assist in identifying director candidates. Our Corporate Governance Guidelines provide that each director should possess a combination of skills, judgment and professional experience necessary to oversee the Company’s business. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills, including those that are identified in the biographical information contained in this Proxy Statement. The Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall diversity and composition and the Company’s current and future needs.
Procedures for Recommendation of Director Nominees by Stockholders
The Nominating and Corporate Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders in accordance with our Second Amended and Restated Bylaws (“Bylaws”). Any stockholder may submit in writing a candidate for consideration for each stockholder meeting at which directors are to be elected by no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days of such anniversary date, we must receive the notice no earlier than the close of business on the 120th day prior to the current year's annual meeting nor later than the close of business on the later of (i) the 90th day prior to the date of the current year's annual meeting and (ii) the tenth day following the day on which the date of the current year's annual meeting is first disclosed in a public announcement. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information and the information required by Section 1.2 of our Bylaws, including a statement indicating whether such stockholder intends to solicit proxies in support of a director nominee other than Olaplex’s nominees in accordance with Rule 14a-19 under the Exchange Act. The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders in the same manner as candidates from other sources.
Board Leadership Structure
Our Board has elected John P. Bilbrey as the Executive Chair of the Board. While our Corporate Governance Guidelines allow for our Chair to also be an executive officer, the Board believes that it is currently in the best interests of the Company to separate these roles. Our Board has also elected Tricia Glynn as Lead Director.
Our Board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for the Company, based on the particular circumstances facing the Company from time to time. Currently, the Board believes that having an Executive Chair and Lead Director provides effective management of the Company and is in the best interest of our stockholders at this point in time.
Board Structure
Since our IPO, we have maintained a board structure in which directors are divided into three classes, and one class is elected each year to serve a three-year term. The Board believes that this board structure promotes continuity and stability of strategy, encourages a long-term perspective by Company management because a majority of directors will always have experience as directors of the Company, and facilitates the ability of the Board to focus on creating long-term stockholder value.
Succession Planning
The Nominating and Corporate Governance Committee oversees management’s plans for succession to senior management positions in the Company. The Chief Executive Officer reviews succession planning and management development with the Board and the Nominating and Corporate Governance Committee on an annual basis. This succession planning includes the development of policies and principles for selection of the Chief Executive Officer, including succession in the event of an emergency or retirement.
Policies Relating to Directors and Service
Our Corporate Governance Guidelines require that any directors who retire or otherwise change the principal occupation or background association they held when they were originally invited to join the Board shall provide notice of the change to the chairperson of the Nominating and Corporate Governance Committee or the Board and, if the Nominating and Corporate Governance Committee determines it to be appropriate, offer to resign from the Board. The Board does not believe that directors who retire or otherwise change the principal occupation or background association they held when they were originally invited to join the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, taking into account the recommendations of the Nominating and Corporate Governance Committee, to review the continued appropriateness of that director’s membership under the circumstances.
Pursuant to our Corporate Governance Guidelines, if our Chief Executive Officer resigns from that position, she or he shall also offer her or his resignation from the Board to the Nominating and Corporate Governance Committee, through its chairperson, as well as offer her or his resignation from the boards of directors of any subsidiaries of the Company on which she or he serves. Whether that individual continues to serve on the Board is a matter for discussion at that time between the Nominating and Corporate Governance Committee, the Board and the new Chief Executive Officer. In addition, a director, other than the Chief Executive Officer, who is also an employee of the Company shall offer her or his resignation from the Board, as well as offer her or his resignation from the boards of any subsidiaries of the Company on which she or he serves, to the Nominating and Corporate Governance Committee, contemporaneously with her or his retirement/resignation from the management of the Company. The Board, taking into account the recommendations of the Nominating and Corporate Governance Committee, will then have an opportunity to review the continued appropriateness of that director’s membership under the circumstances.
In general, the Board does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, our Corporate Governance Guidelines provide that the number of other boards of directors (or comparable governing bodies), particularly with respect to public companies, on which a prospective nominee is a member may be a factor considered by the Board in recommending any candidate for nomination. Although the Board does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to membership on the Board and expects that directors rigorously prepare for, attend and participate in all Board and applicable committee meetings. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with her or his service as a director.
Pursuant to our Audit Committee charter, members of the Audit Committee may serve on no more than three additional public company audit committees simultaneously without prior review and determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.
The Board does not believe it should establish term limits or a mandatory retirement age. While term limits and mandatory retirement could help ensure that there are fresh ideas and viewpoints available to the Board, the Board believes such benefits are outweighed by the disadvantage of potentially losing the contribution of directors who over time have developed increasing insight into the Company and its operations or who otherwise bring valuable contributions to the Board.
Communications with Directors
Stockholders and other interested parties may communicate directly with the Board, the non-employee directors or the independent directors as a group, or specified individual directors, by e-mailing such individual or group at c/o Secretary, Olaplex Holdings, Inc., at proxy@olaplex.com. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.
Code of Conduct and Ethics
We have adopted a written Code of Conduct and Ethics applicable to all of our directors, officers, employees and “Business Associates,” which includes brand ambassadors, brand advocates, vendors and contractors performing services or carrying out activities on behalf of the Company. The Code of Conduct and Ethics is designed to ensure that our business is conducted with integrity. It covers, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. There may be no substantive amendment or waiver of any part of the Code of Conduct and Ethics, except with the approval of the Board or a designated committee, which will ascertain whether an amendment or waiver is appropriate and ensure that any amendment or waiver is accompanied by appropriate controls designed to protect the Company. In the event that any substantive amendment is made or any waiver is granted, the waiver will be posted on our Investor Relations website.
Policy Against Hedging of Stock
Our Insider Trading Policy prohibits our directors, officers, employees and other persons covered by our Insider Trading Policy from entering into hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that require each of our executive officers, all non-employee directors, or “outside directors,” other than members of the Board who are affiliated with Advent International, L.P. or are otherwise restricted from owning vested equity in their personal capacity due to arrangements with third parties, as determined by the Compensation Committee (“Outside Directors”), and all other executives of the Company designated by the Compensation Committee as subject to the guidelines (each, a “Designated Executive,” and collectively with the executive officers, “Covered Employees”) to maintain a stock ownership level equal to a specific multiple of their total target annual cash compensation or their annual cash retainer, as applicable. Pursuant to the guidelines, (i) our Chief Executive Officer is required to hold vested equity (as measured in accordance with the guidelines) with a value equal to at least five (5) times her or his total target annual cash compensation, (ii) all other executive officers are required to hold vested equity with a value equal to at least three (3) times her or his total target annual cash compensation and (iii) Outside Directors are required to hold vested equity with a value equal to five (5) times the amount of the annual cash retainer paid to Outside Directors for service on the Board (excluding additional chair or lead director, committee or committee chair retainers, if any). The Compensation Committee will determine the applicable level of ownership for any Designated Executive. Under the terms of the letter agreement with Mr. Bilbrey, Mr. Bilbrey's annual cash retainer for purposes of calculating his required stock ownership amounts is deemed to be the annual cash retainer paid to other Outside Directors for their service on the Board.
Covered Employees who were employed by the Company as of September 30, 2021 were required to achieve the applicable level of ownership as of February 28, 2022. Covered Employees who commence their employment with the Company after September 30, 2021 will be required to achieve the applicable level of ownership within five (5) years following the later of (i) February 28, 2022 and (ii) the date the person was initially designated an executive officer or Designated Executive.
Outside Directors who were serving on the Board as of September 30, 2021 and who held stock options as of such date were required to achieve the applicable level of ownership as of February 28, 2022. Outside Directors who join the Board after September 30, 2021, or who did not hold stock options as of such date, will be required to achieve the applicable level of ownership by the later of (a) the 2026 annual meeting of stockholders; or (b) five (5) years from the date the person first became an Outside Director.
Shares that count toward satisfaction of the guidelines include (i) shares of Common Stock owned outright by the Covered Employee or Outside Director or a member of his or her immediate family, (ii) shares of Common Stock held in trust for the benefit of the Covered Employee or Outside Director or a member of his or her immediate family, (iii) shares of Common Stock held in the Company’s 401(k) plan or deferred compensation retirement plans, and (iv) shares of Common Stock underlying vested incentive equity awards (including, without limitation, vested stock options, vested stock appreciation rights, and vested restricted stock unit awards that have not yet been settled). Unvested equity awards do not count towards satisfaction of the guidelines.
Until the required ownership level is reached, Covered Employees and Outside Directors are required to retain an amount equal to sixty seven percent (67%) of the shares of Common Stock, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options.
Once the requisite ownership level has been reached, a Covered Employee or Outside Director is deemed to remain in compliance with the guidelines for so long as such Covered Employee or Outside Director maintains ownership of at least the same amount of vested equity that achieved compliance with such ownership level. In the event there is a decline in the Company’s stock price that causes a Covered Employee’s or Outside Director’s holdings to fall below the requisite ownership level, the Covered Employee or Outside Director is not required to purchase additional shares of our Common Stock to meet the applicable ownership level. However, (i) they may not sell or transfer any vested equity already held, and (ii) they are required to retain an amount equal to sixty seven percent (67%) of the shares of Common Stock received upon the vesting or settlement of equity awards or the exercise of stock options, each until the requisite ownership level has again been achieved.
All of our Covered Employees and incumbent Outside Directors have achieved the requisite ownership level or are expected to achieve the requisite ownership level within the required timeframe.
Clawback Policies
The Board has adopted a Policy for Recoupment of Incentive Compensation (the "Clawback Policy") covering our current and former Section 16 officers and which is designed to comply with Section 10D of the Exchange Act. The Clawback Policy requires the Company to recoup certain incentive-based compensation received by such officers in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. The Clawback Policy generally applies to cash-based or equity-based incentive compensation, bonus and/or awards received by a covered officer that is or was based, wholly or in part, upon the attainment of any financial reporting measure during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement; provided that such compensation, bonus and/or award was received on or after October 2, 2023. The Clawback Policy was filed as an exhibit to the Company’s Annual Report on Form 10-K for fiscal year 2023.
In addition, the Board has adopted a Discretionary Policy for Recoupment of Incentive Compensation (the "Discretionary Clawback Policy") that covers each current and former employee of the Company holding the title of vice president or above, as well as any other employees designated by the Compensation Committee. The Discretionary Clawback Policy provides for the Company's recoupment of certain incentive-based compensation received by covered employees, subject to the discretion of the Compensation Committee, in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. Further, the Discretionary Clawback Policy provides for recoupment of certain compensation received by covered employees, subject to the discretion of the Compensation Committee, in the event of a covered employee's detrimental conduct, including breach of a restrictive covenant, termination of employment for cause, or conduct that constitutes sexual harassment, sexual misconduct or sex-based discrimination.
Online Availability of Information
The current versions of our Code of Conduct and Ethics, Corporate Governance Guidelines and charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our Investor Relations website at https://ir.olaplex.com/ under “Governance.”

EXECUTIVE OFFICERS
The following table sets forth the name, age, and position, as of April 22, 2024, of our current executive officers.

Name	Age	Position
Amanda Baldwin	45	Chief Executive Officer
Eric Tiziani	46	Chief Financial Officer
Biographical information concerning Amanda Baldwin, our Chief Executive Officer, is set forth above under “Board of Directors.”
Eric Tiziani has served as our Chief Financial Officer since August 2021 and has served as the Chief Financial Officer of Olaplex, Inc. since June 2021. Prior to joining Olaplex, Inc., Mr. Tiziani served as a finance leader for over 21 years at Unilever, where he held 11 roles in four countries. Mr. Tiziani has extensive expertise in finance leadership roles, M&A and the beauty industry. Mr. Tiziani served as Chief Financial Officer of Unilever North America from 2018 to 2021, Vice President Finance Unilever Global Beauty & Personal Care and Global R&D in London from 2016 to 2018, Vice President Finance Global Mergers & Acquisitions in London from 2013 to 2016 and Vice President Finance Unilever Canada in Toronto from 2010 to 2013. Mr. Tiziani earned an M.B.A. from Columbia University and a B.A. in Economics from Colgate University.
On April 3, 2024, Mr. Tiziani resigned from his role as Chief Financial Officer, effective May 6, 2024. We intend to appoint Paul Kosturos as Interim Chief Financial Officer of the Company, effective upon the departure of Mr. Tiziani. Mr. Kosturos, age 58, is a Managing Director at Alvarez & Marsal Private Equity Performance Improvement Group, LLC, an international professional services firm, where he has worked since 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Beneficial Ownership
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Common Stock as of April 8, 2024 by:
•    each individual or entity known by us to beneficially own more than 5% of our outstanding Common Stock;
•    each of our named executive officers, directors and director nominees; and
•    all of our directors, director nominees and executive officers as a group.
The percentage of ownership information shown in the table below is based on 661,356,056 shares of Common Stock outstanding as of April 8, 2024.
Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 8, 2024 through the exercise of any option, warrant or other right. For purposes of calculating each person’s or group’s percentage ownership, shares of Common Stock issuable pursuant to options exercisable within 60 days after April 8, 2024 are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. For stockholders who beneficially own more than 5% of our outstanding shares of Common Stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.

Name	Number of Shares	Percentage
Beneficial holders of 5% or more of our outstanding Common Stock:
Advent Funds (1)	499,468,771	75.5%
Mousse Partners (2)	38,136,163	5.8%
Directors and named executive officers:
Amanda Baldwin	—	—
John P. Bilbrey (3)	58,100	*
JuE Wong (4)	4,389,016	*
Eric Tiziani (5)	1,003,381	*
Christine Dagousset (6)	414,661	*
Deirdre Findlay (7)	350,956	*
Tricia Glynn (8)	8,686	*
Janet Gurwitch (9)	1,413,302	*
Martha Morfitt (10)	383,956	*
David Mussafer (11)	8,686	*
Emily White (12)	23,632,867	3.6%
Michael White (13)	8,686	*
Paula Zusi (14)	620,945	*
All directors and executive officers as a group (12 persons) (15)	27,904,226	4.2%
*    Indicates less than 1%
(1)Based on a Schedule 13G filed with the SEC on February 14, 2024 by the Advent Funds (as defined below). Consists of (i) 178,649,759 shares held by Advent International GPE IX Limited Partnership, 36,196,850 shares held by Advent International GPE IX-B Limited Partnership, 14,695,785 shares held by Advent International GPE IX-C Limited Partnership, 15,716,152 shares held by Advent International GPE IX-F Limited Partnership, 50,735,073 shares held by Advent International GPE IX-G Limited Partnership, 58,304,526 shares held by Advent International GPE IX-H Limited Partnership, and 32,399,939 shares held by Advent International GPE IX-I Limited Partnership (collectively, the “Advent IX Cayman Funds”), (ii) 53,588,842 shares held by Advent International GPE IX-A SCSp, 11,181,639 shares held by Advent International GPE IX-D SCSp, 23,162,376 shares held by Advent International GPE IX-E SCSp, and 1,232,119 shares held by Advent International GPE IX Strategic Investors SCSp (collectively, the “Advent IX Luxembourg Funds”), and (iii) 943,950 shares held by Advent Partners GPE IX Limited Partnership, 1,369,396 shares held by Advent Partners GPE IX-A Limited Partnership, 5,510,717 shares held by Advent Partners GPE IX Cayman Limited Partnership, 571,802 shares held by Advent Partners GPE IX-A Cayman Limited Partnership, and 15,209,846 shares held by Advent Partners GPE IX-B Cayman Limited Partnership (collectively, the “Advent IX Partners Funds” and, together with the Advent IX Cayman Funds and the Advent IX Luxembourg Funds, collectively, the “Advent Funds”). GPE IX GP Limited Partnership is the general partner of the Advent IX Cayman Funds, GPE IX GP S.à r.l. is the general partner of the Advent IX Luxembourg Funds, and AP GPE IX GP Limited Partnership is the general partner of the Advent IX Partners Funds. Advent International GPE IX, LLC is the general partner of GPE IX GP Limited Partnership and AP GPE IX GP Limited Partnership, and is the manager of GPE IX GP S.à r.l. Advent International, L.P. is the manager of Advent International GPE IX, LLC, and Advent International GP, LLC is the general partner of Advent International, L.P. Each of Advent International, L.P. and Advent International GP, LLC may be deemed to have voting and dispositive power over the shares held by the Advent Funds. Investment decisions on behalf of the Advent Funds are made by a number of individuals, including David M. Mussafer, one of our directors. The address of each of the entities and individuals named in this footnote is c/o Advent International, L.P., Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-8069.
(2)Based on a Schedule 13G filed with the SEC on February 14, 2022 by Mousserena, L.P. and Charles Heilbronn. Consists of 38,136,163 shares held by Mousserena, L.P. over which Mousserena, L.P. and Charles Heilbronn have shared voting and dispositive power. The address of Mousserena, L.P. is Ugland House, 135 South Church Street, George Town, Grand Cayman KY1-1104 Cayman Islands. The address of Mr. Heilbronn is c/o Mousse Partners Limited, LLC, 9 West 57th St, New York, NY 10019.
(3)Consists of 58,100 shares of Common Stock held by the Amended and Restated John P. Bilbrey Revocable Declaration of Trust.
(4)Consists of 4,389,016 shares of Common Stock.
(5)Consists of (i) 20,000 shares of Common Stock, (ii) 912,958 shares of Common Stock underlying outstanding stock options exercisable within 60 days of April 8, 2024, and (iii) 70,423 restricted stock units vesting within 60 days of April 8, 2024.
(6)Consists of (i) 14,476 shares of Common Stock and (ii) 400,185 shares of Common Stock underlying outstanding stock options exercisable within 60 days of April 8, 2024.

(7)Consists of (i) 8,686 shares of Common Stock and (ii) 342,270 shares of Common Stock underlying outstanding stock options exercisable within 60 days of April 8, 2024.
(8)Consists of 8,686 shares of Common Stock. Ms. Glynn is an employee of Advent International, L.P. but does not have beneficial ownership of any of the shares held by the Advent Funds. The address for Ms. Glynn is c/o Advent International, L.P., Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199.
(9)Consists of (i) 346,174 shares of Common Stock and (ii) 1,067,128 shares of Common Stock underlying outstanding stock options exercisable within 60 days of April 8, 2024.
(10)Consists of (i) 162,826 shares of Common Stock held directly by Ms. Morfitt, (ii) 9,000 shares of Common Stock held by Patrick Weber, and (iii) 212,130 shares of Common Stock underlying outstanding stock options exercisable within 60 days of April 8, 2024. Ms. Morfitt is the spouse of Mr. Weber and as a result also may be deemed to have beneficial ownership of the shares held directly by Mr. Weber. Ms. Morfitt disclaims beneficial ownership of the shares held by Mr. Weber.
(11)Consists of 8,686 shares of Common Stock. Mr. Mussafer is an employee of Advent International, L.P. but does not have beneficial ownership of any of the shares held by the Advent Funds. The address for Mr. Mussafer is c/o Advent International, L.P., Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199.
(12)Consists of (i) 23,476,117 shares of Common Stock held by Anthos Capital IV, L.P. (“Anthos Capital IV”), (ii) 148,064 shares of Common Stock held by Anthos Tribe, L.P. (“Anthos Tribe”) and (iii) 8,686 shares of Common Stock held by Anthos Management LP ("Anthos Management"). Anthos Associates IV, L.P. (“Anthos Associates IV”) is the general partner of Anthos Capital IV and Anthos Associates GP IV, LLC (“Anthos Associates GP IV”) is the general partner of Anthos Associates IV. Anthos Tribe GP, LLC (“Anthos Tribe GP”) is the general partner of Anthos Tribe. Paul Farr and Bryan Kelly are the sole managers of Anthos Associates GP IV and Anthos Tribe GP. Anthos Management is an affiliate of Anthos Capital IV and Anthos Tribe and is managed by Paul Farr and Bryan Kelly. Ms. White is the spouse of Mr. Kelly and as a result also may be deemed to have beneficial ownership of the shares held directly by Anthos Capital IV, Anthos Tribe and Anthos Management. Ms. White disclaims beneficial ownership of the shares held by Anthos Capital IV, Anthos Tribe and Anthos Management, except to the extent of her pecuniary interest, if any, therein.
(13)Consists of 8,686 shares of Common Stock. Mr. White is an employee of Advent International, L.P. but does not have beneficial ownership of any of the shares held by the Advent Funds. The address for Mr. White is c/o Advent International, L.P., Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199.
(14)Consists of (i) 278,675 shares of Common Stock and (ii) 342,270 shares of Common Stock underlying outstanding stock options exercisable within 60 days of April 8, 2024.
(15)Consists of (i) 24,556,862 shares of Common Stock, (ii) 3,276,941 shares of Common Stock underlying outstanding stock options exercisable by our current officers and directors as a group within 60 days of April 8, 2024, and (iii) 70,423 restricted stock units held by our current officers and directors as a group vesting within 60 days of April 8, 2024.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2023.

Name	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	15,786,501 (1)	$2.33 (2)	70,512,560 (3)
Equity compensation plans not approved by security holders	--	--	--
Total	15,786,501 (1)	$2.33 (2)	70,512,560 (3)
(1)Total reflects outstanding stock options and stock settled stock appreciation rights ("SARs") granted pursuant to the Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan (as amended and restated as the Amended and Restated 2020 Omnibus Equity Incentive Plan, the “2020 Plan”) and Olaplex Holdings 2021 Omnibus Equity Incentive Plan (the “2021 Plan”) as of December 31, 2023, including options granted under the 2020 Plan that were converted into options to purchase shares of Common Stock of the Company in the Pre-IPO Reorganization.
(2)Represents weighted-average exercise price of options and SARs outstanding under the 2020 Plan and 2021 Plan.
(3)As of December 31, 2023, reflects 70,512,560 shares available for issuance under the 2021 Plan and no shares available for issuance under the 2020 Plan.

TRANSACTIONS WITH RELATED PERSONS
Registration Rights Agreement
On September 29, 2021, in connection with the IPO, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with our pre-IPO stockholders, including investment funds affiliated with Advent International, L.P. (the “Advent Funds”) and certain of our directors and officers. The Registration Rights Agreement provides the stockholders party thereto certain registration rights as described below.
Demand Registration Rights
The Advent Funds have the right to demand that we file registration statements. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we will be required to use reasonable best efforts to promptly effect the registration.
Piggyback Registration Rights
If we propose to register any shares of our equity securities under the Securities Act of 1933, as amended (the "Securities Act"), either for our own account or for the account of any other person, then all holders party to the Registration Rights Agreement will be entitled to notice of the registration and will be entitled to include their shares of Common Stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.
Shelf Registration Rights
The Advent Funds are entitled to have their shares of Common Stock registered by us on a Form S-3 registration statement at our expense. These shelf registration rights are subject to specified conditions and limitations set forth in the Registration Rights Agreement.
Expenses and Indemnification
We will pay all expenses relating to any demand, piggyback or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations set forth in the Registration Rights Agreement. The Registration Rights Agreement includes customary indemnification provisions, including indemnification of the participating holders of shares of Common Stock and their directors, officers and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law or otherwise.
The Registration Rights Agreement is filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, as filed with the SEC on November 10, 2021. The foregoing description of the Registration Rights Agreement is qualified by reference thereto.
Tax Receivable Agreement
In connection with the IPO, we completed a corporate reorganization, pursuant to which former members of the board of managers of Penelope Group GP became directors of Olaplex Holdings, Inc., the parent of Olaplex, Inc., our primary operating subsidiary (the “Pre-IPO Reorganization”). On September 29, 2021, in connection with the IPO, we entered into an income tax receivable agreement (the “Tax Receivable Agreement”) that provides the pre-IPO unitholders of Penelope Group Holdings and certain holders of equity awards of Penelope Holdings Corp. (collectively, the “Pre-IPO Stockholders”) the right to receive future payments from us equal to 85% of the amount of cash savings, if any, in U.S. federal, state or local income tax that we or our subsidiaries realize (or are deemed to realize in certain circumstances) on our taxable income following the IPO as a result of the utilization of certain tax attributes existing prior to the IPO, including tax basis in intangible assets and capitalized transaction costs relating to taxable years ending on or before the date of the IPO (calculated by assuming the taxable year of the relevant entity closes on the date of the IPO), that are amortizable over a fixed period of time (including in tax periods beginning after the IPO) and which are available to us and our wholly-owned subsidiaries (collectively, the “Pre-IPO Tax Assets”) and the making of payments under the Tax Receivable Agreement.
Although the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors including the amount, character and timing of our and our subsidiaries’ taxable income in the future and the tax rates then applicable to us and our subsidiaries, we expect the payments that will be required to be made under the Tax Receivable Agreement will be substantial and to be funded out of working capital. The tax liability is based on current tax laws and the assumption that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the Tax Receivable Agreement. Updates to our blended state tax rate, allocation of U.S. versus foreign sourced income and changes in tax rules on the amortization and depreciation of assets may significantly impact the established liability and changes would be recorded to other (expense) income in the period we made the determination. We expect that future payments under the Tax Receivable Agreement relating to the Pre-IPO Tax Assets could aggregate to $198.2 million over the 12-year remaining period under the Tax Receivable Agreement. The Tax Receivable Agreement provides that interest, at a rate equal to LIBOR (or if LIBOR ceases to be published, a replacement rate with similar characteristics) plus 3%, accrues from the due date (without extensions) of the tax return to which the applicable tax benefits relate to the date of payment specified by the Tax Receivable Agreement. Payments under the Tax Receivable Agreement, which began in fiscal year 2022, are not conditioned upon the Pre-IPO Stockholders maintaining a continued ownership of equity in the Company. During the fiscal year ended December 31, 2023, the Company made a payment to the Pre-IPO Stockholders of $16.6 million as required pursuant to the terms of the Tax Receivable Agreement.
The Tax Receivable Agreement is filed as Exhibit 10.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on March 8, 2022. The foregoing description of the Tax Receivable Agreement is qualified by reference thereto.
Arrangements with our Directors and Officers
We have certain agreements with our executive officers which are described in the section entitled “Executive Compensation — Compensation Discussion and Analysis — Elements of our Executive Compensation —Agreements with our Named Executive Officers.”
In addition, we have entered into indemnification agreements with our officers and directors. These agreements and our Bylaws require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights.
Related Party Transaction Policy
We have adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and making determinations regarding any related party transactions. The policy applies to transactions, arrangements and relationships or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will, or may be expected to, exceed $120,000 with respect to any calendar year, (2) we (or any of our subsidiaries) are a participant and (3) a Related Person (as defined in such policy) has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
In the course of reviewing potential related party transactions, the Audit Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

PROPOSAL 2
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers during fiscal year 2023 as described in the Compensation Discussion and Analysis section of this Proxy Statement and disclosed in the accompanying compensation tables and related narrative disclosures. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers during fiscal year 2023 and the compensation principles, policies and practices described in this Proxy Statement.
The Compensation Discussion and Analysis section of this Proxy Statement highlights how our compensation program design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe our executive compensation program aligns with our business strategy and the interests of our stockholders, while helping to attract and motivate key executives.
We currently hold a "say-on-pay" vote on an annual basis in accordance with the results of the advisory vote held at our 2023 annual meeting of stockholders to determine the frequency of our "say-on-pay" votes. We will continue to hold the vote annually until the next frequency vote is held (which is not required until 2029).
We encourage you to read the Compensation Discussion and Analysis section of this Proxy Statement, and the accompanying compensation tables and related narrative disclosures, which thoroughly describe the Company’s compensation policies and practices.
Because your vote is advisory, it will not be binding upon the Company or the Board. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to the Board and the Compensation Committee and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
The Board recommends a vote FOR Proposal 2, Advisory Vote to Approve Compensation of our Named Executive Officers.

EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of Olaplex’s 2023 Proxy Statement. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in Olaplex’s 2023 Proxy Statement.
COMPENSATION COMMITTEE
Tricia Glynn, Chair
John P. Bilbrey
David Mussafer
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") describes Olaplex’s executive compensation program for fiscal year 2023. It also explains how the Compensation Committee made fiscal year 2023 compensation decisions for our executives, including the following individuals collectively referred to in this Proxy Statement as our “named executive officers” for fiscal year 2023:
•Amanda Baldwin, Chief Executive Officer
•John P. Bilbrey, former interim Chief Executive Officer
•JuE Wong, former President and Chief Executive Officer
•Eric Tiziani, Chief Financial Officer
Mses. Baldwin and Wong and Messrs. Bilbrey and Tiziani were our only executive officers in fiscal year 2023.
2023 and 2024 Leadership Transitions
On October 8, 2023, we entered into a letter agreement with Ms. Baldwin, which provided that she would become our Chief Executive Officer at a subsequent date to be determined between November 27, 2023 and January 8, 2024. Ms. Wong ceased to serve as our President and Chief Executive Officer, and therefore as an executive officer, on October 12, 2023. Mr. Bilbrey, the Executive Chair of the Board, was appointed as our interim Chief Executive Officer, and became an executive officer, on October 12, 2023. On December 11, 2023, Ms. Baldwin was appointed as our Chief Executive Officer and became an executive officer. Mr. Bilbrey ceased to serve as an executive officer on December 11, 2023 upon Ms. Baldwin’s appointment as Chief Executive Officer and his removal as interim Chief Executive Officer. This year’s executive compensation disclosure reflects these leadership changes and the compensation awarded by the Compensation Committee and the Board in connection with these transitions.
On April 3, 2024, Mr. Tiziani resigned from his role as Chief Financial Officer, effective May 6, 2024. We intend to appoint Paul Kosturos as Interim Chief Financial Officer of the Company, effective upon the departure of Mr. Tiziani. Mr. Kosturos, age 58, is a Managing Director at Alvarez & Marsal Private Equity Performance Improvement Group, LLC ("Alvarez & Marsal"), an international professional services firm, where he has worked since 2009.
On April 3, 2024, the Company entered into an engagement letter with Alvarez & Marsal (the “Engagement Letter”) providing for Mr. Kosturos’ service as Interim Chief Financial Officer. Under the terms of the Engagement Letter, during his service at the Company, Mr. Kosturos will continue to be employed by Alvarez & Marsal and will not receive any compensation directly from the Company or participate in any of the Company’s employee benefit plans. The Company will pay a fee to Alvarez & Marsal based on the actual time and materials used for rendering of services, which are estimated to be approximately $38,000 per week, plus reasonable fees and expenses.
Executive Summary
Through our executive compensation program, we strive to attract, retain and motivate talented executives and provide them with incentives that reward the achievement of Company performance goals that increase value for our stockholders. Our executive compensation program is designed to align our executives’ compensation with the Company’s short- and long-term goals by linking a significant portion of executive pay to performance-based annual bonuses and stock-based equity awards. We use the compensation of our peer group as a reference point when determining the allocation between fixed and variable compensation and when setting target compensation levels. The Compensation Committee also believes that our stock ownership guidelines, described in more detail below, help align our executives’ interests with those of our stockholders.
The Company will hold its first “say-on-pay” vote at the Annual Meeting. Although this vote is advisory and non-binding, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Compensation Practices
The following elements of our compensation program reflect our commitment to maintaining responsible executive compensation programs:
✓Clawback policies that cover both cash and equity compensation
✓Policy against hedging or pledging of stock
✓Minimum stock ownership requirements
✓Independent compensation consultant
✓No change-in-control cash severance or bonus agreements
✓No repricing of stock options without stockholder consent
✓No golden parachute or other material tax gross-ups
✓No significant executive perquisites
Executive Compensation Philosophy and Objectives
Our executive compensation program and our decisions about levels of pay are based on the philosophy that compensation should be competitive and reward our executives for strong Company performance.
The primary objectives of our executive compensation program are to:
✓Attract, motivate and retain talented executives
✓Provide incentives that reward the achievement of Company performance goals that increase value for our stockholders
✓Align our executives’ compensation with the Company’s short- and long-term goals by linking a significant portion of executive pay to performance-based annual bonuses and stock-based equity awards
✓Provide levels of compensation that are competitive with our peers and the broader marketplace
To achieve these objectives, the Compensation Committee evaluates our executive compensation program not less than annually to maintain a design that furthers these objectives.

To maintain pay at competitive levels, the Compensation Committee's general philosophy is to target base salaries, target total cash compensation (base salaries plus target annual cash bonuses) and long-term equity incentives at levels that take into account both market data for our peer companies and broader market compensation data. We also take into consideration the job scope, responsibilities, tenure and individual performance of each executive when setting compensation. For information on our peer companies and use of market data, please see the discussion below under "Peer Group and Market Analyses."
Our annual cash bonus program is intended to link annual cash bonuses to the Company’s achievement of specific corporate goals, as well as each executive’s individual performance, for the applicable year. We have awarded equity-based compensation in the form of stock options and RSUs that vest over time, which we believe enable our executives to share in our longer-term success, as reflected in the appreciation of our stock price, and help to retain our executives.
Overview of the Role of our Compensation Committee and its Independent Compensation Consultant
Our Compensation Committee is responsible for designing and administering our executive compensation program and determining the compensation of our executive officers. The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee any of the responsibilities of the full committee. Key aspects of the Compensation Committee's responsibilities include:
•Reviewing and establishing our overall compensation strategy to provide for appropriate rewards and incentives for our management and employees;
•Reviewing and approving corporate goals and objectives relevant to the compensation of our CEO and our other executive officers, evaluating their performance in light of those goals and objectives and, either as a committee or together with the other independent directors (to the extent directed by the Board), determining and approving their compensation, including, as applicable, annual base salaries, short and long-term (including cash-based and/or equity-based) incentive awards and opportunities, and perquisites or other personal benefits;
•Reviewing, assessing and making recommendations to the Board regarding the compensation and benefits of the members of the Board;
•Overseeing our cash and equity-based plans and management incentive compensation plans, granting awards under such plans, and recommending to the Board any amendments to such plans or the adoption of any new such plans that are subject to Board approval;
•Administering any clawback policies adopted by the Board;
•Determining our peer group for purposes of analyzing our executive officers’ and non-employee directors’ compensation;
•Reviewing and approving all employment contracts and other compensation, severance and change-in-control arrangements, agreements or terms for current and former executive officers;
•Recommending to the Board any stock ownership guidelines for executive officers and non-employee directors, overseeing compliance with these guidelines, and periodically assessing these guidelines and recommending revisions as appropriate;
•Overseeing and monitoring our compliance with applicable SEC rules and regulations regarding executive compensation, including stockholder approval of certain executive compensation matters; and
•Reviewing our compensation policies and practices to determine whether they encourage excessive risk-taking.
During the year ended December 31, 2023, the Compensation Committee met seven times.

When setting levels of executive compensation and determining the appropriate allocation of base salary, annual cash incentives and long-term equity incentive compensation, the Compensation Committee takes into account the recommendations of our chief executive officer (other than with respect to the chief executive officer's own levels of compensation), peer group analyses and certain recommendations provided by Aon. No named executive officer participated directly in the final deliberations or approvals regarding his or her own compensation package.
Aon has been engaged by us to advise the Compensation Committee in:
•Developing our compensation philosophy, including elements of compensation and target total compensation;
•Reviewing our peer group and recommending any adjustments based on changes to our or our peers’ financial profiles or business operations;
•Preparing periodic competitive analyses of our executive compensation levels by percentile based on proxy data and other survey data provided by Aon;
•Assisting in preparing the executive compensation disclosure in this Proxy Statement;
•Advising on market and regulatory trends in executive and director compensation; and
•Providing compensation comparisons for purposes of new hires and our annual and long-term incentive programs.
In April 2023 and April 2024, respectively, consistent with the requirements of the Exchange Act and Nasdaq Rules, the Compensation Committee evaluated the independence of Aon, as well as its legal advisors at Ropes & Gray LLP, and determined that neither Aon’s nor Ropes & Gray’s work with and on behalf of the Compensation Committee in fiscal year 2022 or fiscal year 2023 raises any conflict of interest.
Peer Group and Market Analyses
Aon provides peer group executive compensation studies to assist our Compensation Committee in comparing the compensation levels of our executives to executives in similar positions at companies of comparable size and with similar businesses. The Compensation Committee refers to these studies to ensure that the Company’s compensation practices are competitive with the market and as a comparative framework for ongoing pay decisions. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader market. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, tenure, leadership potential and succession planning.
Aon’s reports include both primary market data, reflected in our “peer group,” as well as secondary market data, reflected in broader industry surveys. The reports are based on public SEC filings for companies in our peer group and the Aon Global Compensation Database. The peer group used for purposes of setting fiscal year 2023 compensation was approved by the Compensation Committee in October 2022 and consisted of the following companies:

BellRing Brands, Inc.	Nature’s Sunshine Products, Inc.
Coty Inc.	NuSkin Enterprises, Inc.
Edgewell Personal Care Company	Oatly Group AB
e.l.f. Beauty, Inc.	OneSpaWorld Holdings Limited
FIGS, Inc.	Revlon, Inc.
Freshpet, lnc.	The Beauty Health Company
The Honest Company, Inc.	Thorne HealthTech, Inc.
Inter Parfums, Inc.	USANA Health Sciences, Inc.
LifeVantage Corporation	Warby Parker, Inc.
Medifast, Inc.	YETI Holdings, Inc.
These peers were selected on the basis of having median trailing-twelve-months revenue and/or market caps comparable to Olaplex and were generally focused in the personal products industry. The intention was that the peer group members would have trailing-twelve-months revenue in the range of $240 million to $2.2 billion and a market cap of between $1.5 billion and $38.3 billion. Olaplex’s trailing-twelve-months revenue was at the 53rd percentile of the selected peer group.
Elements of our Executive Compensation
Base Salaries
Base salaries provide our named executive officers with a fixed amount of compensation each year. Base salary levels reflect the executive’s title, tenure, experience, level of responsibility, and performance. The initial base salaries for our named executive officers, other than Mr. Bilbrey, were set forth in their offer letters, as described below under “Executive Compensation — Compensation Tables — Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control — Agreements with our Named Executive Officers."

Name	Annual Base Salary as of January 1, 2022	Annual Base Salary as of January 1, 2023	Increase (%)
Amanda Baldwin	N/A	$1,000,000 (1)	N/A
JuE Wong	$1,000,000	$1,000,000	0%
Eric Tiziani	$425,000	$525,000	23.5%
(1)     Ms. Baldwin commenced employment with us on December 11, 2023, and the annual base salary shown above reflects her annualized rate of base salary for fiscal year 2023.
During the period that Mr. Bilbrey served as interim Chief Executive Officer, he continued to earn the cash fees payable to him for his services as a member and the Executive Chair of our Board at the rate of $400,000 per year, as described below under “Executive Compensation — Compensation Tables — Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control — Agreements with our Named Executive Officers.” Mr. Bilbrey did not otherwise earn a base salary.
Annual Cash Bonuses
Our annual cash bonus program is intended to incentivize our executives to achieve Company and individual performance goals each year that will contribute to Olaplex’s future growth and increase value to our stockholders over the longer-term.
Consistent with fiscal year 2022, the target annual cash bonus for each of Ms. Wong and Mr. Tiziani for fiscal year 2023 was fifty percent (50%) of the executive’s base salary. Because she did not commence employment until December 2023, Ms. Baldwin was not eligible for an annual cash bonus for fiscal year 2023. Mr. Bilbrey was also not eligible for an annual cash bonus for fiscal year 2023, given the interim nature of his role as an executive officer in fiscal year 2023. The target for each of Mses. Baldwin and Wong and Mr. Tiziani is (or was, in the case of Ms. Wong) set forth in the executive’s offer letter, as described below under “Executive Compensation — Compensation Tables — Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control — Agreements with our Named Executive Officers.”
In April 2023, the Compensation Committee determined that one hundred percent (100%) of each of Ms. Wong’s and Mr. Tiziani’s target fiscal year 2023 bonus amount was to be based on the achievement of Company performance goals, with a bonus multiplier ranging from zero to one hundred and twenty-five percent (0-125%), applied based on individual performance. Two-thirds (2/3) of the annual bonus amount would be based on fiscal year 2023 net sales, and the remaining one-third (1/3) would be based on fiscal year 2023 adjusted EBITDA1, with payout levels as follows, and with payouts determined on a straight-line basis between the levels of performance set forth below:
Fiscal year 2023 annual bonuses would pay out at one hundred percent (100%) of target upon achievement of fiscal year 2023 net sales of $597 million and adjusted EBITDA of $292 million. No fiscal year 2023 annual bonuses would be paid if either net sales for fiscal year 2023 were less than $493 million or if adjusted EBITDA for fiscal year 2023 was less than $210 million; provided, however, that our Compensation Committee retained discretion to make adjustments to the Company’s annual cash bonus pool for fiscal year 2023 in the event such threshold performance levels were not achieved.

Net Sales (in millions)	% of Portion of Target Bonus Earned Based on Net Sales
$493	25%
$528	50%
$564	75%
$580	88%
$597	100%
$634	130%

Adjusted EBITDA (in millions)	% of Portion of Target Bonus Earned Based on Adjusted EBITDA
$210	25%
$238	50%
$263	75%
$277	88%
$292	100%
$322	130%
After determining the fiscal year 2023 annual bonus amounts payable as a result of Company performance, each individual’s annual bonus could be adjusted based on an employee’s individual performance by applying the following multipliers:

Individual Performance	Annual Bonus Multiplier
Exceeds or better performance	110-125%
Meets performance	90-100%
Needs improvement performance	0-50%
1 Adjusted EBITDA is a measure that is not calculated or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). For a reconciliation of adjusted EBITDA to its most directly comparable GAAP measure, please see Appendix A.

In April 2023, the Compensation Committee also approved the following individual performance goals for fiscal year 2023 for each of Ms. Wong and Mr. Tiziani:
•Ms. Wong: Achieve revenue goals, including desired mix of pro, retail and direct-to-consumer revenues, achieve international growth and EBITDA margin goals, strengthen brand through marketing activities, execute on product development initiatives, develop a scalable infrastructure, facilitate the performance of the executive team, enhance organizational culture and promote diversity, equity and inclusion goals.
•Mr. Tiziani: Achieve 2023 financial goals, including net sales, adjusted EBITDA and adjusted net income, implement cost savings program, enhance financial planning and reporting processes, implement financial planning initiatives, complete integrated audit, enhance investor relations communications, manage company inventory levels, support ESG initiatives, enhance organizational culture and promote diversity, equity and inclusion goals.
In March 2024, the Compensation Committee determined that the Company performance goals for fiscal year 2023 were not achieved at threshold (with net sales of $458 million and adjusted EBITDA of $174 million for fiscal year 2023) and elected to fund a discretionary bonus pool, reflecting both the desire to maintain employee motivation and retention and the desire to maintain accountability for the Company’s financial performance in fiscal year 2023. The Compensation Committee determined that the discretionary bonus pool would be funded and allocated as follows: (i) for employees at or below the level of senior vice president, 50% of target, and (ii) for members of the executive leadership team, an annual bonus would be awarded on a case-by-case basis, with Mr. Tiziani receiving an annual bonus of $25,000. The amount awarded to Mr. Tiziani represents approximately ten percent (10%) of his aggregate target annual bonus for fiscal year 2023. The Compensation Committee determined that Ms. Wong would not receive a discretionary annual bonus for fiscal year 2023.
The annual bonuses awarded to Ms. Wong and Mr. Tiziani for fiscal year 2023 are set forth below.

Name	Fiscal Year 2023 Target Annual Bonus	Fiscal Year 2023 Actual Annual Bonus
JuE Wong	$500,000	—
Eric Tiziani	$262,500	$25,000
The annual bonus amount paid to Mr. Tiziani for fiscal year 2023 is shown in the “Bonus” column of the Summary Compensation Table below.
New Hire Bonus
Ms. Baldwin received a cash sign-on bonus equal to $950,000 in connection with her joining the Company. If Ms. Baldwin voluntarily resigns without good reason or the Company terminates her employment for cause, in either case, prior to the first anniversary of her start date of December 11, 2023, she must repay the bonus within 30 days following her employment termination date.
Equity-Based Compensation
We grant equity awards to our employees in the form of stock options and restricted stock units. We believe that stock options provide strong alignment between our stockholders and our employees because the value of a stock option is directly related to the stock price appreciation delivered to stockholders following the grant date of the option. If our stock price does not appreciate, the employee will not realize any value with respect to the award. Restricted stock units are intended to reward employees for increases in our stock price and also to support our talent attraction and retention objectives.
Prior to our IPO, each of Ms. Wong and Mr. Tiziani was granted an award of options to purchase common stock of Penelope Holdings Corp. under the 2020 Omnibus Equity Incentive Plan with an exercise price equal to the fair market value of a share of Penelope Holdings Corp. common stock on the grant date. In connection with the IPO, these options were converted into options to purchase shares of Common Stock of Olaplex Holdings, Inc. with a corresponding adjustment to the exercise price that preserved the options' spread value. The vesting terms remained the same for all options that prior to our IPO were subject to time-based vesting. These options are eligible to vest in equal annual installments over five years and will vest in full upon a change of control, subject to the executive’s continued employment through the applicable vesting date.
In connection with the IPO, the options that prior to the IPO were subject to performance-based vesting were converted into time-based options eligible to vest in three equal installments on the first three anniversaries of the consummation of our IPO, subject to the executive’s continued employment through the applicable vesting date.
Mr. Tiziani was granted an award of restricted stock units with an approximate award value of $1 million under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) on May 10, 2023, as part of our annual grant program. Mr. Tiziani’s award vests in equal annual installments on the first four anniversaries of April 13, 2023, subject to Mr. Tiziani’s continued employment through each vesting date. In connection with her hire as our Chief Executive Officer and pursuant to her offer letter, on December 11, 2023, Ms. Baldwin was granted options to purchase our Common Stock with an approximate award value of $5 million and an award of restricted stock units with an approximate award value of $8 million, both under the 2021 Plan. Each of Ms. Baldwin’s awards vests in equal annual installments on the first four anniversaries of December 11, 2023 and will vest in full in upon a change in control, subject to her continued employment through each such date.
The Board elected to grant no additional equity awards to Ms. Wong in fiscal year 2023 on the basis that her existing stock option award continued to provide a meaningful retention tool and an incentive to increase stockholder value. In connection with Ms. Wong’s termination of employment on October 20, 2023, the Board determined to extend the exercise period for Ms. Wong’s vested options from 90 to 120 days following her employment termination date and to permit Ms. Wong to satisfy the exercise price and withholding taxes due in connection with the exercise of her options by providing for the forfeiture of shares of our Common Stock of equivalent value that would otherwise be deliverable upon such exercise.
On August 9, 2023, Mr. Bilbrey was granted an award of restricted stock units with an approximate award value of $400,000 under the 2021 Plan as compensation for his services as Executive Chair of our Board pursuant to his letter agreement. Mr. Bilbrey’s award vests in full on July 9, 2024, subject to Mr. Bilbrey’s continued service with us through such date. As previously noted, Mr. Bilbrey received no additional compensation for his service as the interim Chief Executive Officer of the Company.
Employee Benefits
Our full-time U.S. employees, including our named executive officers, are eligible to participate in health and welfare benefit plans. The benefits offered include medical, dental, vision, basic and voluntary life and accidental death and dismemberment insurance, short-term and long-term disability insurance, flexible spending accounts, health savings accounts, parental leave for birthing and non-birthing parents, adoption assistance, an employee assistance program and commuter benefits. Our named executive officers, other than Mr. Bilbrey, participate in these plans on the same basis as our other eligible employees.
In fiscal year 2023, our named executive officers, other than Mr. Bilbrey, were eligible to participate in a 401(k) plan on the same basis as our full-time U.S. employees. Olaplex, Inc. provided employer matching contributions, on behalf of all employees who contributed to the 401(k) plan in fiscal year 2023, in an amount equal to 100% of such employee elective deferrals up to 4% of total eligible employee compensation, subject to all federal limits. For fiscal year 2023, we made employer matching contributions of $13,200 to the 401(k) plan on behalf of each of Ms. Wong and Mr. Tiziani. Under the terms of the 401(k) plan, Mr. Bilbrey was not eligible to participate in the plan in fiscal year 2023. We do not sponsor or maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans for our employees.
Employee Perquisites
Under the terms of her offer letter, Ms. Baldwin was entitled to reimbursement by the Company of $20,000 in legal fees incurred in connection with the negotiation of her offer letter and equity agreements.

None of our other named executive officers received perquisites in fiscal year 2023.
Agreements with our Named Executive Officers
We have entered into agreements with each of our named executive officers, which in the case of Ms. Baldwin and Mr. Tiziani provide (or provided, in the case of Ms. Wong) for initial base salaries, eligibility to participate in the Company’s annual cash bonus plan and broad-based benefit plans and payments and benefits in connection with certain terminations of employment. We have also entered into a letter agreement with Mr. Bilbrey in connection with his appointment to our Board and his services as Executive Chair of our Board that provides for an annual fee, payable in cash, a grant of restricted stock units and certain restrictive covenants. We have also entered into restrictive covenant agreements with each of our named executive officers other than Mr. Bilbrey. These agreements are discussed in more detail below under “Executive Compensation — Compensation Tables — Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control — Agreements with our Named Executive Officers."
In October 2023, in connection with Ms. Wong’s termination of employment, the Compensation Committee approved certain payments and benefits to Ms. Wong that are described in more detail below under “Executive Compensation — Compensation Tables — Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control — Agreements with our Named Executive Officers."
Other Compensation Policies
We have adopted the following policies, which serve as important frameworks for our compensation practices.
Stock Ownership Guidelines
We maintain stock ownership guidelines that require our executive officers, non-employee directors (other than members of the Board who are affiliated with Advent International, L.P. or who are restricted under third-party arrangements from owning vested equity in their personal capacities) and other executives designated by the Compensation Committee to acquire and maintain a specified value of equity interests with respect to our Common Stock. The stock ownership guidelines are designed to align the interests of our executive officers and non-employee directors with those of our stockholders by ensuring that our executive officers and non-employee directors have a meaningful financial stake in our long-term success. For more information about our stock ownership guidelines, please see "Corporate Governance — Stock Ownership Guidelines."
Clawback Policies
We maintain a clawback policy that is designed to comply with the requirements of Section 10D of the Exchange Act that covers our current and former Section 16 officers, including our named executive officers, and provides for the Company’s recoupment of certain incentive-based compensation in the event the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under applicable securities laws.
We also maintain a broader discretionary clawback policy that covers our current and former employees holding the title of vice president or above and allows the Company to recoup certain incentive-based compensation if the Company is required to restate its financial statements due to material noncompliance with financial reporting requirements under applicable securities laws or certain compensation in the event of detrimental conduct by the covered employee. For more information about our clawback policies, please see “Corporate Governance — Clawback Policies."
Anti-Hedging, Anti-Pledging Policies
Pursuant to our Insider Trading Policy, we prohibit our employees, directors, officers and other persons covered by our Insider Trading Policy from engaging in hedging transactions in relation to our securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Additionally, employees, directors, officers and other persons covered by our Insider Trading Policy are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. For more information about our Insider Trading Policy, please see “Corporate Governance — Policy Against Hedging of Stock."
Risk Assessment
The Compensation Committee has responsibility for establishing our overall compensation strategy, including base salary, performance-based annual bonuses and stock-based equity grants, to provide for appropriate rewards and incentives for our management and employees. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on the Company. In assessing risks related to our compensation program and objectives, the Compensation Committee focuses on (1) ensuring an appropriate balance of short- and long-term incentive awards to discourage undue or inappropriate risk-taking by such award holders; and (2) maintaining best-practice policies to mitigate compensation-related risk including recoupment provisions covering clawbacks, stock ownership guidelines, and insider-trading and anti-hedging/pledging prohibitions. The Compensation Committee also aims to align individual performance goals for our named executive officers with strategic Company objectives, thereby reducing the potential for undue risk-taking by our named executive officers. In addition, the Compensation Committee has designed our compensation program to encourage retention of our named executive officers, thereby reducing the risk that key talent will depart our organization.
Tax and Accounting Considerations
We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, to maintain flexibility to compensate our executive officers in a manner designed to promote short- and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company and has paid, and will continue to pay, compensation that is not deductible or that may not result in the most favorable accounting treatment to the Company.
Compensation Tables
Summary Compensation Table
The following table sets forth information about certain compensation awarded to, earned by or paid to our named executive officers for the three most recently completed fiscal years (or most recent fiscal year in the case of each of Ms. Baldwin and Mr. Bilbrey, who joined us in fiscal year 2023):

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	All other compensation ($)	Total ($)
		(1)	(2)	(3)	(4)	(5)	(6)
Amanda Baldwin, Chief Executive Officer	2023 (7)	57,692	950,000	7,999,999	5,000,000	—	20,000	14,027,691
John P. Bilbrey, former interim Chief Executive Officer	2023 (7)	189,863	—	400,000	—	—	—	589,863
JuE Wong, former President and Chief Executive Officer	2023	807,692	—	—	—	—	207,123	1,014,815
	2022	1,000,000	325,000	—	—	—	9,150	1,334,150
	2021	1,000,000	200,000	—	—	390,000	3,289	1,593,289
Eric Tiziani, Chief Financial Officer	2023	525,000	25,000	1,000,000	—	—	13,200	1,563,200
	2022	425,000	138,125	—	—	—	9,150	572,275
	2021 (7)	245,192	185,000	—	1,314,216	165,800	—	1,910,208
(1)     Amounts shown for Ms. Baldwin, Ms. Wong and Mr. Tiziani for each fiscal year reflect the base salary earned by the executives during the applicable fiscal year prior to any elective deferrals made by the executives to the Company’s 401(k) plan. Amount shown for Mr. Bilbrey reflects fees paid to him for his Board services, including during the period that he served as our interim Chief Executive Officer.

(2)     Amount shown in this column for Mr. Tiziani for fiscal year 2023 reflects the full amount of the discretionary bonus earned by him under our annual bonus program for fiscal year 2023. Amounts shown in this column for fiscal year 2022 reflect the full amount of discretionary bonuses earned by the executives under our annual bonus program for fiscal year 2022. Amounts for fiscal year 2021 reflect the discretionary portion of the bonuses earned by the executives under our annual bonus program for fiscal year 2021 based on individual performance. Amount shown for Ms. Baldwin for fiscal year 2023 reflects a signing bonus of $950,000 paid to her upon hire. Amount shown for Mr. Tiziani for fiscal year 2021 also reflects a signing bonus of $100,000 paid to him upon hire.
(3)     Amounts shown in this column reflect the aggregate grant date fair value of restricted stock units in Olaplex Holdings, Inc. granted in fiscal year 2023, computed in accordance with FASB ASC, Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate this amount are disclosed in Note 11 to the Company's consolidated financial statements for the year ended December 31, 2023, filed with our Annual Report on Form 10-K for fiscal year 2023, including the assumed probability that an exit event or other liquidity event will occur.
(4)     Amount shown in this column for Ms. Baldwin reflects the grant date fair value of non-qualified options to purchase our Common Stock granted to her in fiscal year 2023. Amount shown for Mr. Tiziani reflects the grant date fair value of non-qualified options to purchase common stock of Penelope Holdings Corp. granted to him in 2021. Amounts shown were computed in accordance with FASB ASC, Topic 718, excluding the effect of estimated forfeitures. As described further above under “Executive Compensation — Compensation Discussion and Analysis — Elements of our Executive Compensation — Equity-Based Compensation,” the stock options held by Mr. Tiziani were converted into non-qualified options to purchase Common Stock of Olaplex Holdings, Inc. in connection with our IPO. The assumptions used to calculate the amounts shown for fiscal year 2023 are disclosed in Note 11 to the Company’s consolidated financial statements for the year ended December 31, 2023, filed with our Annual Report on Form 10-K for fiscal year 2023, including the assumed probability that an exit event or other liquidity event will occur. The assumptions used to calculate the amounts shown for fiscal year 2021 are disclosed in Note 11 to the Company’s consolidated financial statements for the year ended December 31, 2021, filed with our Annual Report on Form 10-K for fiscal year 2021, including the assumed probability that an exit event or other liquidity event will occur.
(5)     Amounts shown in this column reflect the portion of the bonuses earned by the executives under our annual bonus program for fiscal year 2021 based on Company performance.
(6)     Amount shown in this column for Ms. Baldwin reflects the reimbursement of legal fees incurred in fiscal year 2023 in connection the negotiation of her offer letter and equity agreements. Amount shown in this column for Ms. Wong for fiscal year 2023 reflects $192,307 in severance payments, $1,616 in Company payment of COBRA coverage and an employer matching contribution of $13,200 to our 401(k) plan. Amount shown in this column for Mr. Tiziani for fiscal year 2023 reflects an employer matching contribution of $13,200 to our 401(k) plan.
(7)    Ms. Baldwin commenced employment with us on December 11, 2023. Mr. Bilbrey became a member and the Executive Chair of our Board on July 10, 2023 and served as our interim Chief Executive Officer from October 12, 2023 to December 11, 2023. Mr. Tiziani commenced employment with us on June 7, 2021.
Grants of Plan-Based Awards in Fiscal Year 2023
This table sets forth additional detail about the non-equity incentive plan awards, payable in the form of an annual cash bonus, for which our named executive officers other than Ms. Baldwin and Mr. Bilbrey were eligible in fiscal year 2023, and the equity incentive plan awards granted in fiscal year 2023 to each of our named executive officers other than Ms. Wong.

Grants of Plan-Based Awards
Name	Grant Date	Board or Compensation Committee Action Date	Estimated future payouts under non-equity incentive plan awards (1)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
			Threshold ($)	Target ($)	Maximum ($)
			(2)	(3)	(4)	(5)	(6)		(7)
Amanda Baldwin	12/11/2023	N/A	—	—	—	3,162,055	—	N/A	7,999,999
	12/11/2023	N/A	—	—	—	—	4,237,288	$2.53	5,000,000
John P. Bilbrey	8/9/2023	7/9/2023	—	—	—	142,857	—	N/A	400,000
JuE Wong	N/A	N/A	125,000	401,370	521,781	—	—	N/A	—
Eric Tiziani	N/A	N/A	65,625	262,500	341,250	—	—	N/A	—
	5/10/2023	4/13/2023	—	—	—	281,690	—	N/A	1,000,000

(1)     Amounts set forth in this section of the table above represent the cash bonus opportunities under our annual bonus program for fiscal year 2023. They assume that the Company performance goals of adjusted EBITDA and net sales for fiscal year 2023, as described in the Compensation Discussion and Analysis section of this Proxy Statement, are achieved at the threshold, target, and maximum levels, as applicable. As discussed above under “Executive Compensation — Compensation Discussion and Analysis –— Elements of our Executive Compensation — Annual Cash Bonuses," the Compensation Committee determined that the Company performance goals for fiscal year 2023 were not achieved at threshold and are reflected as a zero in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. Neither Ms. Baldwin nor Mr. Bilbrey was eligible for a fiscal year 2023 annual bonus.
(2)     Amounts included in the “Threshold” column reflect the fiscal year 2023 bonus amounts payable for Company performance at threshold, which was 25% of each executive’s target bonus amount for fiscal year 2023. Amounts shown do not reflect any adjustments for individual performance, which could have resulted in a payment amount of 0% to 125% of the threshold amounts shown above.
(3)     Amounts included in the “Target” column reflect the fiscal year 2023 bonus amounts payable for Company performance at target, which was 100% of each executive’s target bonus amount for fiscal year 2023. Amounts shown do not reflect any adjustments for individual performance, which could have resulted in a payment amount of 0% to 125% of the target amounts shown above.
(4)     Amounts included in the “Maximum” column reflect the fiscal year 2023 bonus amounts payable for Company performance at maximum, which was 130% of each executive’s target bonus amount for fiscal year 2023. Amounts shown do not reflect any adjustments for individual performance, which could result in a payment amount of 0% to 125% of the target amounts shown above.
(5)     Ms. Baldwin’s RSUs are eligible to vest in equal tranches on the first four anniversaries of December 11, 2023, subject to her continued employment through the applicable vesting date. Ms. Baldwin’s RSUs vest in full upon a change of control, subject to her continued employment through the change of control. Mr. Bilbrey’s RSUs are eligible to vest in full on July 9, 2024, subject to Mr. Bilbrey’s continued service with us through such date. Mr. Tiziani’s RSUs are eligible to vest in equal tranches on the first four anniversaries of April 13, 2023, subject to Mr. Tiziani’s continued employment through the applicable vesting date.
(6)    Ms. Baldwin’s non-qualified stock options are eligible to vest in equal tranches on the first four anniversaries of December 11, 2023, subject to her continued employment through the applicable vesting date. Ms. Baldwin’s options vest in full upon a change of control, subject to her continued employment through the change of control.
(7)    Amounts shown were computed in accordance with FASB ASC, Topic 718, excluding the effect of estimated forfeitures, using the assumptions disclosed in Note 11 to the Company’s consolidated financial statements for the year ended December 31, 2023, filed with our Annual Report on Form 10-K for fiscal year 2023, including the assumed probability that an exit event or other liquidity event will occur.
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table sets forth information regarding equity awards held by our named executive officers as of the last day of fiscal year 2023:

Name	OPTION AWARDS				STOCK AWARDS
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
	(1)	(1)	(1)			(2)
Amanda Baldwin	—	4,237,288 (3)	2.53	12/11/2033	3,162,055 (3)	8,031,620
John P. Bilbrey	—	—	N/A	N/A	142,857 (4)	362,857
JuE Wong	—	—	N/A	N/A	—	N/A
Eric Tiziani	758,788	591,212 (5)	3.34	6/22/2031 (6)	281,690 (7)	715,493
(1)     In connection with the IPO, each outstanding option to purchase shares of common stock of Penelope Holdings Corp., including options held by Mr. Tiziani, was converted into an option to purchase a number of shares of Common Stock of Olaplex Holdings, Inc. based on the exchange ratio at which Class A common units of Penelope Group Holdings, L.P. were exchanged for shares of Common Stock of Olaplex Holdings, Inc., with a corresponding adjustment to the exercise price that preserved the option’s spread value.
(2)     The market values of our named executive officers' RSUs shown in this column are based on the closing price of our stock on December 29, 2023, the last trading day of fiscal year 2023.

(3)     Each of Ms. Baldwin’s awards of non-qualified stock options and RSUs are eligible to vest in equal tranches on the first four anniversaries of December 11, 2023, subject to her continued employment through the applicable vesting date. Ms. Baldwin’s options and RSUs vest in full upon a change of control, subject to her continued employment through the change of control.
(4)     Mr. Bilbrey’s RSUs are eligible to vest in full on July 9, 2024, subject to Mr. Bilbrey’s continued service with us through such date.
(5)     Mr. Tiziani’s non-qualified stock options are eligible to vest as follows, subject to his continued employment through the applicable vesting date: 462,510 of Mr. Tiziani’s options (the “Tiziani Tranche A Options”) are eligible to vest in three equal tranches on June 7, 2024, June 7, 2025 and June 7, 2026, and the remaining 128,702 of Mr. Tiziani’s options are eligible to vest on October 4, 2024. The Tiziani Tranche A Options vest in full upon a change of control, subject to his continued employment through the change of control.
(6)     The expiration date of 501,390 of Mr. Tiziani’s exercisable options and 462,510 of Mr. Tiziani’s unexercisable options is June 7, 2031.
(7)     Mr. Tiziani’s RSUs are eligible to vest in equal tranches on the first four anniversaries of April 13, 2023, subject to Mr. Tiziani’s continued employment through the applicable vesting date.
Option Exercises and Stock Vested Table for Fiscal Year 2023
The following table shows information for each of our named executive officers regarding stock options exercised during fiscal year 2023. None of our named executive officers held other stock awards that vested during fiscal year 2023.

Name	Option Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)
Amanda Baldwin	—	—
John P. Bilbrey	—	—
JuE Wong	18,091,305	34,033,166
Eric Tiziani	—	—
(1)     Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s Common Stock at the time of exercise and the exercise price of the options.
Pension Benefits
We do not have any tax-qualified or non-qualified defined benefit plans.
Nonqualified Deferred Compensation
We do not have any non-qualified deferred compensation plans.
Potential Payments Upon Termination or Change of Control
Ms. Baldwin
In the event Ms. Baldwin’s employment with us is terminated by the Company without cause or she resigns with good reason, she is entitled to (i) twelve (12) months of base salary continuation, which, as of December 31, 2023, would have totaled $1,000,000, (ii) any earned, but unpaid, bonus for a prior fiscal year (with any individual performance factors deemed achieved at not less than target), paid at the same time as annual bonuses are paid generally to our senior executives, which as of December 31, 2023, would have totaled $0, (iii) an annual bonus for the fiscal year of Ms. Baldwin’s employment termination, pro rated based on her service through the termination date, paid at the same time as annual bonuses are paid generally to our senior executives, which as of December 31, 2023, would have totaled $0, (iv) pro-rata vesting of the time-vesting tranche next scheduled to vest under each of Ms. Baldwin’s incentive equity awards based on Ms. Baldwin’s service through the termination date, which if her employment were terminated as of December 31, 2023 would have been valued at $580 in the case of her options and $110,022 in the case of her RSUs, based on our closing price of $2.54 on December 29, 2023, the last trading day of fiscal year 2023, and (v) Company-paid COBRA premiums for twelve (12) months following Ms. Baldwin’s employment termination date, which as of December 31, 2023 would have totaled $30,056. Ms. Baldwin’s severance is subject to her signing a separation agreement with us containing a release of claims and her continued compliance with her restrictive covenants, which are described in more detail under " — Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control — Agreements with our Named Executive Officers."
If Ms. Baldwin’s employment with us terminates due to her death or disability, she or her estate, as applicable, will be entitled to the payments and benefits described in clauses (ii), (iii) and (iv) above (collectively, the payments and benefits on a termination of Ms. Baldwin’s employment by the Company without cause, by her for good reason or due to her death or disability, the “Baldwin Severance Benefits”). No bonus amounts would have been payable to Ms. Baldwin pursuant to clauses (ii) or (iii) above had her employment terminated due to death or disability on December 31, 2023. Her accelerated equity amounts under clause (iv) would have been valued at $580 in the case of her options and $110,022 in the case of her RSUs, based on our closing price of $2.54 on December 29, 2023, the last trading day of fiscal year 2023.
On a change of control, Ms. Baldwin is entitled to accelerated vesting of any portion of the Baldwin New-Hire Options and the Baldwin New-Hire RSUs (as each is defined below) that is then unvested. As of December 31, 2023, the value of the unvested Baldwin New-Hire Options would have been $42,373 and the value of the unvested Baldwin New-Hire RSUs would have been $8,031,620, in each case, based on our closing price of $2.54 on December 29, 2023, the last trading day of fiscal year 2023.
Mr. Bilbrey
Mr. Bilbrey is not entitled to any payments or benefits in connection with a termination of his service or a change of control.
Ms. Wong
Olaplex, Inc. entered into a transition and separation agreement with Ms. Wong on October 10, 2023 (the “Wong Transition Agreement”) that, in accordance with the Termination Protection Agreement entered into between Ms. Wong and Olaplex, Inc., dated January 28, 2020, provides for twelve (12) months of continued base salary following her employment separation from the Company without cause on October 20, 2023, which will total $1,000,000 in the aggregate. The Wong Transition Agreement also provides for payment by Olaplex, Inc. of Ms. Wong’s COBRA coverage for up to twelve (12) months, valued at $8,209 in the aggregate, and eligibility to earn a fiscal year 2023 annual bonus, pro-rated for Ms. Wong’s service in fiscal year 2023, with the amount of such bonus to be based on the Company’s achievement of its fiscal year 2023 performance goals. Ms. Wong did not receive an annual bonus in respect of fiscal year 2023. Ms. Wong’s post-termination exercise period for her vested options was also extended from 90 to 120 days under the Wong Transition Agreement. The payments and benefits under the Wong Transition Agreement (collectively, the “Wong Severance Benefits”) were subject to Ms. Wong’s signing a release of claims and continuing to comply with her restrictive covenants, as described below under " — Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control — Agreements with our Named Executive Officers." In addition, the Board determined to allow Ms. Wong to satisfy the exercise price and withholding taxes due in connection with the exercise of her vested options by providing for the forfeiture of shares of our Common Stock of equivalent value that would otherwise be deliverable upon such exercise.
Ms. Wong is not entitled to any payments or benefits in connection with a change of control.
Mr. Tiziani
Mr. Tiziani resigned from his employment with us, effective May 6, 2024. Mr. Tiziani is not entitled to any severance in connection with his resignation. In the event Mr. Tiziani had resigned from his employment with us due to a material change in his reporting structure or a requirement that he relocate (following the Company’s failure to cure such events following notice by Mr. Tiziani), he would have been entitled to entitled to six (6) months of base salary, payable in a lump-sum and any earned but unpaid annual bonus for the prior fiscal year, which would have totaled $262,500 and $0, respectively, if such a resignation had occurred on December 31, 2023. Mr. Tiziani’s severance would have been subject to his signing a separation agreement with us containing a release of claims and other customary terms, including restrictive covenants.
On a change of control, Mr. Tiziani is entitled to accelerated vesting of any portion of the Tiziani Tranche A Options (as defined above) that is then unvested. As of December 31, 2023, the value of the unvested Tiziani Tranche A Options would have been $0, based on our closing price of $2.54 on December 29, 2023, the last trading day of fiscal year 2023.
Narrative Disclosure to Compensation Tables and Potential Payments Upon Termination or Change of Control – Agreements with our Named Executive Officers
We have entered into certain agreements with each of our named executive officers relating to their compensation, severance entitlements upon certain qualifying employment terminations and restrictive covenant obligations. The material terms of the agreements are summarized below.
Ms. Baldwin
The Company and Olaplex, Inc. entered into a letter agreement with Ms. Baldwin on October 8, 2023, as amended and restated on December 11, 2023, providing for her appointment as our Chief Executive Officer and as a member of our Board. Ms. Baldwin commenced employment with us on December 11, 2023. Ms. Baldwin’s offer letter provides for (i) an annual base salary of $1,000,000; (ii) beginning with fiscal year 2024, an annual bonus opportunity with a target of 50% of her annual base salary and with the actual amount of such bonus based upon achievement of certain Company performance goals; (iii) a sign-on bonus of $950,000; and (iv) reimbursement of up to $20,000 for legal fees incurred in the negotiation of the offer letter and related documentation. The offer letter also provides for the Baldwin Severance Benefits described above.
The offer letter also provided that Ms. Baldwin would be granted an option to purchase a number of shares of our Common Stock with a value equal to $5,000,000 on the grant date (with the number of options issued determined by dividing such amount by the Black-Scholes value of an option on the grant date) and a restricted stock unit award with a value equal to $8,000,000 on the grant date based on the closing price of our Common Stock on the grant date. These awards were granted to Ms. Baldwin on December 11, 2023 and are set forth in the Summary Compensation Table above and further described in the Outstanding Equity Awards at 2023 Fiscal Year-End Table above and are referred to as the "Baldwin New-Hire Options" and the "Baldwin New-Hire RSUs." The Baldwin New-Hire Options and the Baldwin New-Hire RSUs will vest as to twenty-five percent (25%) on each of the first four (4) anniversaries of the grant date, and as to one hundred percent (100%) in the event of a change in control of the Company, in each case, subject to Ms. Baldwin’s continued employment through the applicable vesting date. As a condition to the grant of the awards, Ms. Baldwin signed a restrictive covenant agreement providing for perpetual confidentiality and assignment of intellectual property obligations and non-competition and non-solicitation obligations during Ms. Baldwin’s employment and for a period of twelve (12) months following termination of her employment. Beginning in 2025, Ms. Baldwin will be eligible for annual equity awards of the Company with a target aggregate grant date value of not less than $5,000,000, subject in each case to the approval of our Board (or our Compensation Committee).
Mr. Bilbrey
Mr. Bilbrey’s letter agreement, dated July 10, 2023, provides that Mr. Bilbrey will serve as a member of our Board and provide additional services as the Executive Chair of our Board. For his services, Mr. Bilbrey is paid a fee at a rate of $400,000 per annum, payable quarterly in arrears by the Company in substantially equal installments, with pro-rated payments for any partial quarter of service. Mr. Bilbrey’s quarterly fees are in lieu of any compensation to which he would otherwise be entitled under our non-employee director compensation policy. The letter agreement also provides that he would receive an initial grant of restricted stock units with an aggregate value of $400,000 on the date of grant, which award was granted to Mr. Bilbrey on August 9, 2023 and is set forth in the Summary Compensation Table above and further described in the Outstanding Equity Awards at 2023 Fiscal Year-End Table above. Mr. Bilbrey’s letter agreement also includes confidentiality and intellectual property assignment obligations.

Ms. Wong
Ms. Wong entered into a Termination Protection Agreement with Olaplex, Inc., dated January 28, 2020, providing for severance payments of twelve (12) months of continued base salary if we terminated her employment without cause, subject to her signing a separation agreement containing a release of claims and continuing to comply with her restrictive covenants.
The Wong Transition Agreement, entered into with Ms. Wong on October 10, 2023, governs Ms. Wong’s employment separation from the Company and provides for the Wong Severance Benefits described above. Under the Wong Transition Agreement, Ms. Wong resigned from all of her positions at the Company and its affiliates, including her positions as President and Chief Executive Officer and as a member of the Board, effective as of October 12, 2023.
In connection with the Wong Transition Agreement, Ms. Wong signed a release of claims and also reaffirmed her obligations under the Termination Protection Agreement, her Employee Agreement with Olaplex, Inc. dated as of January 28, 2020, and the Restrictive Covenants Agreement entered into by Ms. Wong on February 3, 2020 as a condition to receiving her option award. Under Ms. Wong’s Employee Agreement, she is subject to confidentiality covenants for five (5) years following her termination of employment with us, as well as intellectual property assignment obligations. Ms. Wong’s Restrictive Covenants Agreement includes confidentiality covenants that apply during her employment with us and for five (5) years following her termination of employment and intellectual property assignment obligations. The agreement also provides for non-competition obligations and non-solicitation obligations with respect to customers, vendors, suppliers, manufacturers or other business partners during her employment with us and for twelve (12) months following her termination of employment. In addition, the agreement includes non-solicitation obligations with respect to our employees and independent contractors during her employment with us and for twenty-four (24) months following her termination of employment. The Wong Transition Agreement also includes non-disparagement obligations.
Mr. Tiziani
Under his offer letter, dated May 6, 2021, Mr. Tiziani is entitled to an annual base salary of $425,000. He is also eligible for an annual incentive bonus targeted at fifty percent (50%) of his annual base salary, with the actual amount of the bonus payable based upon the achievement of individual and Company performance criteria established by Olaplex, Inc. The offer letter provides that Mr. Tiziani’s fiscal year 2021 bonus would not be pro rated for his partial year of service. Mr. Tiziani was also entitled to a signing bonus of $100,000 under his offer letter, payable thirty (30) days after his start date of June 7, 2021. Mr. Tiziani’s offer letter also provides for the grant of an option to purchase 2,000 shares of Common Stock, which award was granted to Mr. Tiziani in 2021 and is set forth in the Summary Compensation Table above and further described in the Outstanding Equity Awards at 2023 Fiscal Year-End Table above. If there is a material change in Mr. Tiziani’s reporting structure or he is required to relocate and the Company fails to cure the issue following notice by Mr. Tiziani, his offer letter provides that he may terminate his employment and receive a lump-sum payment equal to six (6) months of his base salary and any earned but unpaid annual bonus for the prior fiscal year. Mr. Tiziani’s right to severance is conditioned on his signing and not revoking a separation agreement containing a release of claims and other customary terms, including restrictive covenants.
In addition, Mr. Tiziani was granted RSUs in 2023, as set forth in the Summary Compensation Table above and further described in the Grants of Plan-Based Awards in Fiscal Year 2023 table above.
As a condition to receiving his option award and his RSU award, Mr. Tiziani entered into restrictive covenant agreements that include perpetual confidentiality covenants and intellectual property assignment obligations. The agreements also include non-competition obligations and non-solicitation obligations with respect to customers, vendors, suppliers, manufacturers or other business partners during his employment with us and for twenty-four (24) months following his termination of employment with us. In addition, the agreements include non-solicitation obligations with respect to our employees and independent contractors during and for twenty-four (24) months following his termination of employment with us.

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of Amanda Baldwin, our Chief Executive Officer, to the annual total compensation of our median employee:
•The median of the total compensation of our employees for fiscal year 2023 other than our Chief Executive Officer was $113,628;
•The total annualized compensation of our Ms. Baldwin, our Chief Executive Officer who served in that position as of the determination date (as defined below), was $14,027,691 for fiscal year 2023; and
•Based on this information, for fiscal year 2023, the total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees resulted in a ratio of 105:1.
Excluding the Baldwin New-Hire Options and the Baldwin New-Hire RSUs, Ms. Baldwin's total annualized compensation for fiscal year 2023 would be $1,970,000, and the pay ratio would be 15:1.
In fiscal year 2023, to identify the median annual total compensation of our employees, we used the methodology and material assumptions, adjustments, and estimates noted below:
•We selected December 31, 2023, the last day of fiscal year 2023, as the date upon which we would identify the median employee (the "determination date").
•We determined that, as of the determination date, our employee population consisted of 232 individuals (other than our Chief Executive Officer), and we included all employees located in the United States and in international jurisdictions.
•To identify the median employee, we used the following compensation measures based on payroll records for all active employees as of the determination date:
◦For permanent, full time employees, we used (i) the employee's annual base salary for fiscal year 2023 on an annualized basis and as in effect on the determination date, and (ii) the employee's target annual bonus for fiscal year 2023 (assuming payout at 100% at target).
◦For part time and/or temporary employees, we used (i) the employee's base salary/hourly wages paid for fiscal year 2023, and (ii) any bonus paid to such employee in fiscal year 2023.
◦For employees who received compensation denominated in a foreign currency, we converted those amounts to U.S. dollars using the 12-month average exchange rate as of the determination date.
•Since we had more than one Chief Executive Officer serving during fiscal year 2023, we calculated the pay ratio using the total annualized compensation of Amanda Baldwin, who served as our Chief Executive Officer as of the determination date.
The pay ratio included above is a reasonable estimate calculated in a manner consistent with the SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates, and assumptions, our Company’s pay ratio may not be comparable to the pay ratio reported by other companies.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. As discussed above under “Executive Compensation — Compensation Discussion and Analysis,” Company performance goals for our fiscal year 2023 annual cash bonus program were to be based on net sales and adjusted EBITDA. However, because the Company’s financial performance did not meet the threshold performance levels, the Compensation Committee elected to establish a discretionary bonus pool to pay annual cash bonuses for fiscal year 2023. Accordingly, this disclosure does not present a Company-Selected Measure in the table below nor a Tabular List of our most important performance measures. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown. For additional discussion of how executive compensation is linked to Company performance, please see “Executive Compensation — Compensation Discussion and Analysis.”

PEO	Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (4) ($)	Value of Initial Fixed $100 Investment based on (5):		Net Income ($ Millions)
						TSR ($)	Peer Group TSR ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Amanda Baldwin	2023	14,027,691	17,155,687	1,563,200	358,542	10.37	113.19	61.59
John P. Bilbrey	2023	589,863	552,720	1,563,200	358,542	10.37	113.19	61.59
JuE Wong	2023	1,014,815	(55,248,734)	1,563,200	358,542	10.37	113.19	61.59
	2022	1,334,150	(491,284,571)	1,221,338	(109,173,726)	21.27	112.61	244.07
	2021	1,593,289	688,933,762	1,473,439	132,623,586	118.90	113.31	220.78
(1)     The dollar amounts reported in column (b) are the amounts of total compensation reported for each of Ms. Baldwin, Mr. Bilbrey and Ms. Wong (our chief executive officers or “PEOs” for purposes of this summary) for each corresponding year in the “Total” column of the Summary Compensation Table. Please refer to “Executive Compensation — Compensation Tables — Summary Compensation Table.”
(2)     The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to each of Ms. Baldwin, Mr. Bilbrey and Ms. Wong, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to each of them during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Baldwin's, Mr. Bilbrey's and Ms. Wong’s total compensation for each year to determine the compensation actually paid:

PEO	Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO (a) ($)	Inclusion of Equity Values for PEO (b) ($)	Compensation Actually Paid to PEO ($)
Amanda Baldwin	2023	14,027,691	(12,999,999)	16,127,995	17,155,687
John P. Bilbrey	2023	589,863	(400,000)	362,857	552,720
JuE Wong	2023	1,014,815	—	(56,263,549)	(55,248,734)
	2022	1,334,150	—	(492,618,721)	(491,284,571)
	2021	1,593,289	—	687,340,473	688,933,762
(a)     Amounts in the "Exclusion of Stock Awards and Option Awards for PEO" column represent the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for each PEO for each applicable year.
(b)     Amounts in the "Inclusion of Equity Values for PEO" column for each PEO for each applicable year represent the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In our proxy statement disclosures in respect of the fiscal year ended December 31, 2022, “compensation actually paid” for equity awards for 2021 was calculated based on the change in value of equity awards between our IPO date of September 30, 2021 and the end of the fiscal year. Based on SEC guidance following the date such proxy statement was filed, the table above now reflects that “compensation actually paid” for equity awards for 2021 was calculated based on the change in value of equity awards between December 31, 2020 and December 31, 2021. The amounts deducted or added in calculating the "Inclusion of Equity Values" adjustments for each of Ms. Baldwin, Mr. Bilbrey and Ms. Wong are as follows:

PEO	Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included ($)	Total - Inclusion of Equity Values ($)
Amanda Baldwin	2023	16,127,995	—	—	—	—	—	16,127,995
John P. Bilbrey	2023	362,857	—	—	—	—	—	362,857
JuE Wong	2023	—	—	—	(15,779,947)	(40,483,602)	—	(56,263,549)
	2022	—	(381,450,895)	—	(111,167,826)	—	—	(492,618,721)
	2021	—	639,422,160	—	47,918,313	—	—	687,340,473
(3) The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Ms. Baldwin, who became our Chief Executive Officer on December 11, 2023, Mr. Bilbrey, who served as our interim Chief Executive Officer from October 12, 2023 to December 11, 2023, and Ms. Wong, who served as our President and Chief Executive Officer from 2020 to October 12, 2023) in the “Total” column of the Summary Compensation Table in each applicable year. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are Tiffany Walden for 2022 and 2021 and Eric Tiziani for 2023, 2022 and 2021 (or our “Non-PEO NEOs” for purposes of this summary).
(4) The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Ms. Baldwin, Mr. Bilbrey and Ms. Wong), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Ms. Baldwin, Mr. Bilbrey and Ms. Wong) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Ms. Baldwin, Mr. Bilbrey and Ms. Wong) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs (a) ($)	Average Inclusion of Equity Values for Non-PEO NEOs (b) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	1,563,200	(1,000,000)	(204,658)	358,542
2022	1,221,338	—	(110,395,064)	(109,173,726)
2021	1,473,439	(657,108)	131,807,256	132,623,587
(a)     Amounts in the "Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs" column represent the average of the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the Non-PEO NEOs for each applicable year.
(b)     Amounts added or deducted in calculating the "Average Inclusion of Equity Values for Non-PEO NEOs" column for each applicable year are as follows, using the same methodology described above in Note 2:

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	715,493	(690,450)	—	(229,701)	—	—	(204,658)
2022	—	(27,856,941)	—	(22,114,837)	(60,423,286)	—	(110,395,064)
2021	15,075,986	114,684,322	2,059,153	(12,205)	—	—	131,807,256
(5) The Peer Group TSR set forth in this table utilizes the S&P Consumer Staples Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2023. The comparison assumes $100 was invested (i) for 2021, for the period beginning on September 30, 2021 and ending on December 31, 2021, (ii) for 2022, for the period beginning on January 1, 2022 and ending on December 31, 2022, and (iii) for 2023, for the period beginning on January 1, 2023 and ending on December 31, 2023, in each of the Company and in the S&P Consumer Staples Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
Analysis of the Information Presented in the Pay Versus Performance Table
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company and Index Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between “compensation actually paid” to our PEOs, the average of “compensation actually paid” to our Non-PEO NEOs, the Company’s cumulative TSR and the cumulative TSR of the S&P Consumer Staples Index over the Company's three most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between “compensation actually paid” to our PEOs, the average of “compensation actually paid” to our Non-PEO NEOs, and our net income during the Company's three most recently completed fiscal years.

AUDIT COMMITTEE MATTERS
Audit Committee Report
The Audit Committee oversees Olaplex’s accounting and financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. The Audit Committee also oversees Olaplex's policies, procedures and practices with respect to risk management and mitigation, including financial risks and risks related to information security, cyber security, and data privacy and protection, and discusses with management Olaplex’s material risk exposures and steps management has taken to monitor, assess, control and report such risks.
The Audit Committee consists of Janet Gurwitch, Martha Morfitt and Paula Zusi, with Martha Morfitt serving as the chairperson of the committee. Our Board has determined that each of Janet Gurwitch, Martha Morfitt and Paula Zusi meet the independence requirements of Rule 10A-3 under the Exchange Act and the Nasdaq Rules. The Audit Committee acts pursuant to a written charter that has been adopted by our Board. A copy of this charter is available on our Investor Relations website at https://ir.olaplex.com/ under “Governance."
The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has met with our independent registered public accounting firm, with and without management present, to discuss the overall scope of its audit, the results of its examinations, and the overall quality of Olaplex’s financial reporting.
The Audit Committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the firm and Olaplex that might bear on the auditors' independence, as required by the applicable requirements of the PCAOB. The Audit Committee has discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that Olaplex’s audited financial statements be included in Olaplex’s 2023 Annual Report. The Audit Committee has also reappointed, subject to ratification, Deloitte as the Company’s independent auditors for the fiscal year ending December 31, 2024.
AUDIT COMMITTEE
Martha Morfitt (chair)
Janet Gurwitch
Paula Zusi

Audit and Other Fees
The aggregate fees that Olaplex paid for professional services rendered by Deloitte for the fiscal year ended December 31, 2023 (fiscal year 2023) and the fiscal year ended December 31, 2022 (fiscal year 2022) were:

	Fiscal Year 2023	Fiscal Year 2022
Audit Fees	$1,320,000	$1,750,000
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$3,790	$4,080
Total	$1,323,709	$1,754,080
•Audit fees were for professional services rendered for the audit of our annual audited consolidated financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services, and assistance with review of documents filed with the SEC.
•Audit-related fees relate to audits and reviews not required under securities laws, as well as accounting consultations, compilations and other assurance-related services. There were no audit-related fees incurred in fiscal year 2023 or fiscal year 2022.
•Tax fees relate to professional services related to tax compliance and tax consulting services, including assistance with tax audits. There were no tax fees incurred in fiscal year 2023 or fiscal year 2022.
•All other fees were for various educational information on comprehensive authoritative accounting regulatory literature, including webcasts, podcasts, websites, database subscriptions, checklists, research reports and similar tools.
The Audit Committee pre-approves all audit services and all permitted non-audit services, including engagement fees and terms, to be provided by the independent auditors. Our policies prohibit Olaplex from engaging Deloitte to provide any non-audit services prohibited by applicable SEC rules. In addition, we evaluate whether Olaplex’s use of Deloitte for permitted non-audit services is compatible with maintaining Deloitte’s independence and objectivity. After review of the non-audit services provided, we concluded that Olaplex’s provision of these non-audit services, all of which were approved in advance, is compatible with its independence.
PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2024. We are asking stockholders to ratify this appointment. Deloitte has served as our independent registered public accounting firm since 2021. Representatives of Deloitte will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.
The Board recommends a vote FOR Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 4
AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO REFLECT DELAWARE LAW PROVISIONS ALLOWING OFFICER EXCULPATION AND TO REMOVE OBSOLETE PROVISIONS
The Board has unanimously approved and declared advisable, and recommends that our stockholders adopt, a proposed amendment of our Restated Certificate of Incorporation to: (1) reflect new Delaware law provisions regarding officer exculpation; and (2) remove obsolete provisions that no longer apply to the Company.
Officer Exculpation Amendment
The State of Delaware, which is the Company’s state of incorporation, recently enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law. Prior to such legislation, Delaware law permitted Delaware corporations to exculpate directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did not extend to a Delaware corporation’s officers. In light of this updated legislation, on April 8, 2024, the Board unanimously approved and declared advisable, and recommends that our stockholders adopt, a proposed amendment to the Restated Certificate of Incorporation to exculpate officers from liability in specific circumstances, as permitted by Delaware law.
The new Delaware legislation permits, and the proposed amendment to the Restated Certificate of Incorporation would permit, exculpation only for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Furthermore, the limitation on liability would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.
Our Board desires to amend the Restated Certificate of Incorporation to maintain provisions consistent with the governing statutes contained in the Delaware law. Our Board also believes that amending the Restated Certificate of Incorporation to add the authorized liability protection for certain officers of the Company, consistent with the protection the Restated Certificate of Incorporation currently affords directors of the Company, is necessary in order for the Company to continue to attract and retain experienced and qualified officers and would potentially reduce litigation costs associated with frivolous lawsuits. For these reasons, our Board has determined that it is in the best interests of the Company and its stockholders to update the exculpation provision.
Amendment to Remove Obsolete Provisions
Our existing Restated Certificate of Incorporation would be further amended to remove obsolete provisions relating to the renouncement of corporate opportunities by a certain member of our Board solely in her capacity as an officer or employee of another company in the beauty industry. These provisions ceased being effective in December 2023, when this individual’s employment at such company terminated.
Language of the Proposed Amendment
Set forth in Appendix B to this Proxy Statement is the proposed Certificate of Amendment to the Restated Certificate of Incorporation that would be filed should this proposal be approved. If this proposal is approved, as soon as practicable after the Annual Meeting, the Company will file the Certificate of Amendment to the Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware to reflect the addition of officer exculpation and the removal of obsolete provisions. Upon approval and following such filing with the Secretary of State of the State of Delaware, the amendment to the Restated Certificate of Incorporation will become effective on the date it is filed. The Board reserves the right to abandon or delay the filing of the Certificate of Amendment to the Restated Certificate of Incorporation even if it is approved by the stockholders. If the proposed amendment is not approved by our stockholders, our Restated Certificate of Incorporation would remain unchanged.
The Board recommends a vote FOR Proposal 4, Amendment to the Restated Certificate of Incorporation to Reflect Delaware Law Provisions Allowing Officer Exculpation and to Remove Obsolete Provisions.
OTHER INFORMATION
Stockholder Proposals for the 2025 Annual Meeting
Our stockholders may submit a proposal to be considered for a vote at our 2025 annual meeting of stockholders. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our Bylaws or Rule 14a-8 under the Exchange Act (“Rule 14a-8”).
Under Rule 14a-8, a stockholder who intends to present a proposal at the 2025 annual meeting of stockholders and who wishes the proposal to be included in the Company's proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary no later than December 23, 2024. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be e-mailed to us at proxy@olaplex.com or mailed to us at 432 Park Avenue South, Third Floor, New York, NY 10016.
In addition, a stockholder may nominate a director or present any other proposal at the 2025 annual meeting of stockholders by complying with the requirements set forth in Section 1.2 (Advance Notice of Nominations and Proposals of Business) of our Bylaws by providing written notice of the nomination or proposal to our Secretary no earlier than February 12, 2025 and no later than March 14, 2025. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our Bylaws describe the requirements for submitting proposals at the annual meeting. The notice must be given in the manner and must include the information and representations required by our Bylaws, including a statement indicating whether such stockholder intends to solicit proxies in support of a director nominee other than Olaplex’s nominees in accordance with Rule 14a-19 under the Exchange Act. In addition, any stockholder that intends to solicit proxies in support of a director nominee other than Olaplex’s nominees must comply with Rule 14a-19 under the Exchange Act.
Annual Report on Form 10-K
Our 2023 Annual Report is available without charge to each stockholder on our Investor Relations website at https://ir.olaplex.com/ under "Financial Info."
Stockholder Account Maintenance
Our transfer agent is EQ. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Olaplex stock and similar issues, can be handled by calling EQ toll-free at (800) 937-5449 or e-mailing EQ at HelpAST@equiniti.com.
Householding of Proxy Materials
Like many other companies, brokers, banks, and nominee record holders, Olaplex participates in a practice commonly known as “householding,” where a single copy of our proxy statement and annual report is sent to one address for the benefit of two or more stockholders sharing that address unless we have received contrary instructions. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Secretary at (310) 691-0776 or via email at

proxy@olaplex.com. If you receive multiple copies of our Proxy Statement and the 2023 Annual Report at your household and wish to receive only one, please notify your broker or contact our Secretary.
Information Deemed Not Filed
The 2023 Annual Report, which was made available to stockholders with or preceding this Proxy Statement, contains financial and other information about the Company but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Audit Committee Report” and the "Compensation Committee Report" herein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
Other Matters
At the time of mailing of this Proxy Statement, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any continuation, adjournment or postponement thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

Appendix A
Disclosure Regarding Non-GAAP Financial Measure
The Company uses adjusted EBITDA for purposes of its annual cash bonus program and as a performance goal for determining compensation for its named executive officers. Adjusted EBITDA is a non-GAAP performance measure and may not be comparable to similarly titled measures used by other companies. Management believes this non-GAAP financial measure, when taken together with the Company’s financial results presented in accordance with GAAP, provides meaningful supplemental information regarding the Company’s operating performance and facilitates internal comparisons of its historical operating performance on a more consistent basis by excluding certain items that may not be indicative of its business, results of operations or outlook. In particular, management believes that the use of this non-GAAP measure may be helpful to investors as it is a measure used by management in assessing the health of the Company’s business, determining incentive compensation and evaluating its operating performance, as well as for internal planning and forecasting purposes.
The Company calculates adjusted EBITDA as net income, adjusted to exclude: (1) interest expense, net; (2) income tax provision; (3) depreciation and amortization; (4) share-based compensation expense; (5) non-ordinary inventory adjustments; (6) non-ordinary costs and fees; (7) non-ordinary legal costs; and (8) Tax Receivable Agreement liability adjustments.
Reconciliation of Non-GAAP Financial Measure to GAAP Equivalent
The following table presents a reconciliation of net income, as the most directly comparable financial measure stated in accordance with U.S. GAAP, to adjusted EBITDA for the year ended December 31, 2023.

(in thousands)	Year Ended December 31, 2023
Reconciliation of Net Income to Adjusted EBITDA
Net income	$61,587
Depreciation and amortization of intangible assets	50,291
Interest expense, net	39,126
Income tax provision	15,133
Share-based compensation	9,072
One-time former distributor payment(1)	3,500
Inventory write off and disposal(2)	24
Executive reorganization cost(3)	11
Organizational realignment(4)	2,920
Tax receivable agreement liability adjustment	(7,404)
Adjusted EBITDA	$174,260
(1)     During the year ended December 31, 2023, the Company made a one-time $3.5 million payment to a former distributor in the United Arab Emirates, which enabled the Company to establish a partnership with another distributor in the region.
(2)    The inventory write-off and disposal costs relate to unused stock of a product that the Company reformulated in June 2021 as a result of regulation changes in the E.U. In the interest of having a single formulation for sale worldwide, the Company reformulated on a global basis and is disposing of unused stock.
(3)    Represents initial costs and ongoing benefit payments associated with the departure of the Company's Chief Operating Officer during the year ended December 31, 2022.
(4)    Represents costs associated with the Company's CEO transition and other organizational realignment, recorded during the year ended December 31, 2023.

Appendix B

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
OLAPLEX HOLDINGS, INC.

Olaplex Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on September 29, 2021.

2. This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. The Restated Certificate of Incorporation is hereby amended by deleting the Article VI thereof and by substituting in lieu of said Article the following new Article:

“ARTICLE VI --LIMITATION OF DIRECTOR AND OFFICER LIABILITY

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, modification or repeal. If, after this Restated Certificate of Incorporation is filed with the Secretary of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.”

4. The Restated Certificate of Incorporation is hereby amended by deleting paragraphs (a) and (b) of Article X thereof and by substituting in lieu of said paragraphs the following new paragraphs:

“(a) Scope. The provisions of this Article X are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each of the Sponsor Entities (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation.

(b) Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Corporation and the industry in which it operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by _ this ____ day of ___________, 2024.

OLAPLEX HOLDINGS, INC.

By:

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OLPX2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40922-P11052

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OLAPLEX HOLDINGS, INC.

The Board of Directors recommends you vote FOR each of the following nominees for Proposal 1.

	For All	Withhold All	For All Except
1. Election of the following nominees as Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Amanda Baldwin
02) Christine Dagousset
03) Tricia Glynn

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V40923-P11052

OLAPLEX HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JUNE 12, 2024

The stockholder(s) hereby appoint(s) Amanda Baldwin and John Duffy, or either of them, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Olaplex Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/OLPX2024 at 1:30 p.m., Eastern Time on Wednesday, June 12, 2024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE